Exhibit 10.2

LEASE

MUSREF 13727 NOEL LP,

a Washington limited partnership,

                               Landlord,

and

EQUITYMETRIX, LLC

a Texas limited liability company,

                               Tenant

TABLE OF CONTENTS

1.	Use and Restrictions On Use	1
2.	Term	2
3.	Rent	2
4.	Rent Adjustments	3
5.	Security Deposit	7
6.	Alterations	7
7.	Repair	8
8.	Liens	8
9.	Assignment and Subletting	9
10.	Indemnification	11
11.	Insurance	11
12.	Waiver of Subrogation	11
13.	Services and Utilities	12
14.	Holding Over	13
15.	Subordination	13
16.	Rules and Regulations	13
17.	Reentry By Landlord	14
18.	Default	14
19.	Remedies	15
20.	Tenant’s Bankruptcy or Insolvency	18
21.	Quiet Enjoyment	19
22.	Casualty	19
23.	Eminent Domain	20
24.	Sale By Landlord	21
25.	Estoppel Certificates	21
26.	Surrender of Premises	21
27.	Notices	22
28.	Taxes Payable By Tenant	22
29.	Relocation of Tenant	23
30.	Parking	23
31.	Renewal Option	24
32.	Defined Terms and Headings	26
33.	Tenant’s Authority	26
34.	Financial Statements and Credit Reports	26
35.	Commissions	27
36.	Time and Applicable Law	27
37.	Successors and Assigns	27
38.	Entire Agreement	27
39.	Examination Not Option	27
40.	Recordation	27

Office Lease	Page (i)

41.	Limitation of Landlord’s Liability	27
42.	OFAC	27
43.	Mold	28
44.	Waiver of Rights Under the DPTA	28
45.	Waiver of Rights Under Section 93.012 of the Texas Property Code	28

Office Lease	Page (ii)

LEASE REFERENCE PAGES

BUILDING:	Galleria North, Tower II 13727 Noel Road Dallas, Texas 75240

LANDLORD:	MUSREF 13727 Noel LP, a Washington limited partnership

LANDLORD’S ADDRESS:	MUSREF 13727 Noel LP ℅ Metzler Realty Advisors, Inc. 700 Fifth Avenue, Suite 6175 Seattle, Washington 98104-5071

ADDRESS FOR RENT PAYMENT:	MUSREF 13727 Noel LP Post Office Box 94366 Seattle, Washington 98124-6664

EFFECTIVE DATE:	March 25, 2009

TENANT:	Equitymetrix, LLC, a Texas limited liability company

TENANT’S NOTICE ADDRESS:	Equitymetrix, LLC 519 Dorrington Boulevard Metairie, Louisiana 70005

PREMISES ADDRESS:	13727 Noel Road, Suite Number 750 Dallas, Texas 75240

PREMISES NET RENTABLE AREA:	Approximately 3,345 square feet of Net Rentable Area (for outline of Premises, see Exhibit A)

COMMENCEMENT DATE:	The earlier to occur of (1) the date on which the Work (as defined in Exhibit B attached hereto) is Substantially Complete (as determined pursuant to Exhibit B), (2) the date on which the Work would have been Substantially Complete but for Tenant Delay (as defined in Exhibit B, or (3) the date Tenant takes possession of any part of the Premises for purposes of conducting business

TERM OF LEASE:	Five (5) years, five (5) months and zero (0) days beginning on the Commencement Date and ending on the Termination Date.

TERMINATION DATE:	The last day of the sixty-fifth (65th) Lease Month (defined below) after the Commencement Date.

Office Lease	Page (iii)

ANNUAL RENT and MONTHLY INSTALLMENT OF RENT (Article 3):

Period		Rentable Square Footage	Annual Rent Per Square Foot	Annual Rent	Monthly Installment of Rent
From	Through
Lease Month 1	Lease Month 17	3,345	$24.00	$80,280.00	$6,690.00
Lease Month 18	Lease Month 29	3,345	$24.50	$81,952.50	$6,820.38
Lease Month 30	Lease Month 41	3,345	$25.00	$83,625.00	$6,968.75
Lease Month 42	Lease Month 53	3,345	$25.50	$85,297.50	$7,108.13
Lease Month 54	Lease Month 65	3,345	$26.00	$86,970.00	$7,247.50

As used herein, the term “Lease Month” means each of the twelve (12) one-month periods during a Lease Year (defined below) with the first (1st) Lease Month commencing on the Commencement Date and expiring on the day immediately preceding the same day of the next calendar month and with each subsequent Lease Month commencing upon the expiration of the prior Lease Month and expiring on the day immediately preceding the same day of the next calendar month. As used herein, the term “Lease Year” means a period of one year, with the first. (1st) Lease Year commencing on the Commencement Date and expiring on the day immediately preceding the first anniversary of the Commencement Date, and with each subsequent Lease Year commencing upon the expiration of the prior Lease Year and expiring on the day immediately preceding the first anniversary of such Lease Year,

BASE YEAR (EXPENSES):	2009

BASE YEAR (INSURANCE):	2009

BASE YEAR (TAXES):	2009

TENANT’S PROPORTIONATE SHARE:	1.09%(3,345 SF out of 306,052 SF)

SECURITY DEPOSIT:	$7,247.50

ASSIGNMENT/SUBLETTING FEE:	$750.00

AFTER-HOURS HVAC COST:	$50.00 per hour, subject to change at any time

PARKING:	12 permits allowing access to unreserved parking spaces (the “Parking Permits”) (subject to the terms and conditions of Article 30 below)

REAL ESTATE BROKER DUE COMMISSION:	CAPSTAR Commercial Real Estate Services. Ltd. representing Landlord, is not represented by a real estate broker.

BUILDING BUSINESS HOURS:	7:00 a.m. until 6:00 p.m. Mondays through Fridays and 8:00 a.m. until 1:00 p.m. on Saturdays. excluding in any event, Sundays and national and local legal holidays

AMORTIZATION RATE:	10%

Office Lease	Page (iv)

The Reference Pages information is incorporated into and made a part of the Lease. In the event of any conflict between any Reference Pages information and the Lease, the Lease shall control. This Lease Exhibits A through C, all of which are made a part of this Lease.

[Signature Page Follows]

Office Lease	Page (v)

LANDLORD:

MUSREF 13727 NOEL LP, a Washington limited partnership

By:	MUSREF GP 13727 Noel LLC, its general partner

By:	Metzler Management, Inc., its manager

By:
Name:
Title:

Dated: ______________________________________, 2009

TENANT:

EQUITYMETRIX, LLC, a Texas limited liability company

By:
Name:
Title:

Dated: ______________________________________, 2009

Office Lease	Signature Page

LEASE

By this Lease Landlord leases to Tenant and Tenant leases from Landlord the Premises in the Building as set forth and described on the Reference Pages. The Premises are depicted on the floor plan attached hereto as Exhibit A, and the Building is depicted on the site plan attached. hereto as Exhibit A-1. The Reference Pages, including all terms defined thereon, are incorporated as part of this Lease.

1.           Use and Restrictions On Use.

1.1.          The Premises are to be used Solely for general office purposes. Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building or injure, annoy, or disturb them, or allow the Premises to be used for any improper, immoral, unlawful, or objectionable purpose, or commit any waste. Tenant shell not do, permit or stiffer in, on, or about the Premises the sale of any alcoholic liquor without the written consent of Landlord first obtained. Tenant shall comply with all governmental laws, ordinances and regulations applicable to the use of the Premises and its occupancy and shall promptly comply with all governmental orders and directions for the correction, prevention and abatement of any violations in the Building or appurtenant land, caused or permitted by, or resulting from the specific use by, Tenant, or in or upon, or in connection with, the Premises, all at Tenant’s sole expense. Tenant shall not do or permit anything to be done on or about the Premises or bring or keep anything into the Premises which will in any way increase the rate of, invalidate or prevent the procuring of any insurance protecting against loss or damage to the Building or any of its contents by lire or other casualty or against liability for damage to property or injury to persons in or about the Building or any part thereof:

1.2.          Tenant shall not, and shall not direct, suffer or permit any of its agents, contractors, employees. licensees or invitees (collectively, the “Tenant Entities”) to at any time handle, use, manufacture, store or dispose of in or about the Premises or the Building any flammables, explosives, radioactive materials, hazardous wastes or materials, toxic wastes or materials, or other similar substances, petroleum products or derivatives or any substance (collectively, “Hazardous Materials”) subject to regulation by or under any federal. state and local laws and ordinances relating to the protection of the environment or the keeping, use or disposition of environmentally hazardous materials, substances, or wastes, presently in effect or hereinafter adopted, all amendments to any of them. and all rules and regulations issued pursuant to any of such laws or ordinances (collectively, “Environmental Laws”), nor shall Tenant suffer or permit any Hazardous Materials to he used in any manner not fully in compliance with all Environmental Laws, in the Premises or the Building and appurtenant land or allow the environment to become contaminated with any Hazardous Materials. Notwithstanding the foregoing, Tenant may handle, store, use or dispose of products containing small quantities of Hazardous Materials (such as aerosol cans containing insecticides, toner for copiers, paints, paint remover and the like) to the extent customary and necessary for the use of the Premises for general office purposes; provided that Tenant shall always handle, store, use, and dispose of any such Hazardous Materials in a safe and lawful manner and never allow such Hazardous Materials to contaminate the Premises, Building and appurtenant land or the environment. Tenant shall protect, defend, indemnify and hold each and all of the Landlord Entitles (as defined in Article 31) harmless from and against any and all loss, claims, liability or costs (including court costs and attorney’s fees) incurred by reason of any actual or asserted failure of Tenant to fully comply with all applicable Environmental Laws, or the presence, handling, use or disposition in or from the Premises of any Hazardous Materials by Tenant or any Tenant Entity (even though permissible under all applicable Environmental Laws or the provisions or this Lease), or by reason of any nettle’ or asserted failure of Tenant to keep, observe, or perform any provision of this Section 1.2.

Office Lease	Page 1

1.3.          Tenant and the tenant Entities will be entitled to the non-exclusive use of the common areas of the Building as they exist from time to time .during the Term, including certain parking spaces in the parking facilities, pursuant to Article 30 and subject to Landlord’s rules and regulations regarding such use. The foregoing shall not be deemed to provide Tenant with an exclusive right to any parking spaces or any guaranty of the availability of any particular parking spaces.

2.           Term.

2.1.          The term of this Lease (the “Initial Term”) shall begin on the date (“Commencement Date”) as shown on the Reference Pages and shall terminate on the date as shown on the Reference Pages (“Termination Date”), unless sooner terminated by the provisions of this Lease. The Initial Term of this Lease may be renewed and extended pursuant to Section 31 hereof (the Initial Term and, to the extent renewed and extended, the Renewal Term [defined in Section 31] are hereinafter collectively called the “Term”). Landlord shaft tender possession of the Premises with all the work to be performed by Landlord pursuant to Exhibit B to this Lease substantially completed. Tenant shall deliver a punch list of items not completed within thirty (30) days after Landlord tenders possession of the Premises and Landlord agrees to proceed with due diligence to perform its obligations regarding such items. Any early termination of this Lease by Tenant shall, in any event, be subject to compliance with the provisions of this Lease, including without limitation, with Article 26 hereafter.

2.2.          Tenant agrees that in the event of the inability of Landlord to deliver possession of the Premises on the scheduled Commencement Date for any reason. Landlord shall not be liable for any damage resulting from such inability, but Tenant shall not be liable for any rent until the time when Landlord can, after notice to Tenant, deliver possession of the Premises to Tenant. If Landlord is delayed in delivering possession of the Premises or any other space due to any reason, the holdover or unlawful possession of such space by any third party, or for any other reason, such delay shall not be a default by Landlord. render this Lease void or voidable. or otherwise render Landlord liable for damages. No such failure to give possession on the scheduled Commencement Date shall affect the other obligations of Tenant under this Lease. If any delay is the result of a Tenant Delay, the Commencement Date and the payment of rent under this Lease shall be accelerated by the number of days of such Tenant Delay.

2.3.          In the event Landlord permits Tenant, or any agent, employee or contractor of Tenant, to enter, use or occupy the Premises prior to the Commencement Date, such entry, use or occupancy shall be subject to all the provisions of this Lease other than the payment of rent, including, without limitation, Tenant’s compliance with the insurance requirements of Article 11. Said early possession shall not advance the Termination Date.

3.           Rent.

3.1.          Tenant agrees to pay to Landlord the Annual Rent (including, without limitation, all Rent Adjustments and the Electrical Charge provided for under Article 4) in effect from time to time by paying the Monthly Installment of Rent then in effect on or before the first day of each run Calendar month during the Term (except that the first full month’s rent shall be paid upon the execution of this Lease), and the Electrical Charge at such times as set forth in Section 4.7. The Monthly installment of Rent in effect at any time shall be one-twelfth (1/12) of the Annual Rent in effect at such time. Rent for any period during the Term which is less than a full month shall be a prorated portion of the Monthly Installment of Rent based upon the number of days in such month. Said rent shall be paid to Landlord, without deduction or offset and without notice or demand, at the Rent Payment Address, as set forth on the Reference Pages, or to such other person or at such other place as Landlord may from time to time designate in writing. If an Event of Default occurs. Landlord may require by notice to Tenant that all subsequent rent payments be made by an automatic payment from Tenant’s bank account to Landlord’s account, without cost to Landlord. Tenant must implement such automatic payment system prior to the next scheduled rent payment or within ten (10) days after Landlord’s notice, whichever is later. Unless specified in this Lease to the contrary, all amounts and sums payable by Tenant to Landlord pursuant to this Lease shall be deemed additional rent.

Office Lease	Page 2

3.2.        Tenant recognizes that late payment of any rent or other sum due under this Lease will result in administrative expense to Landlord, the extent of which additional expense is extremely difficult and economically impractical to ascertain. Tenant therefore agrees that if rent or any other sum is not paid when due and payable pursuant to this Lease, a late charge shall be imposed in an amount equal to the greater of: (a) Fifty Dollars ($50.00), or (b) six percent (6%) of the unpaid rent or other payment. The. amount of the late charge to.be paid by Tenant shall be reassessed and added to Tenant’s obligation for each successive month until paid. The provisions of this Section 3.2 in no way relieve Tenant of the obligation to pay rent or other payments on or before the date on which they are due, nor do the terms of this Section 3.2 in any way affect Landlord’s remedies pursuant to Article 19 of this Lease in the event said rent or other payment is unpaid after date due.

3.3.        Notwithstanding anything to the contrary contained in this Lease, provided an Event of Default beyond any applicable notice and cure period contained in the Lease does not exist hereunder. the Annual Rent and the Monthly Installment of Rent shall abate for the first live (5) Lease Months. Commencing on the first day of the sixth (6th) Lease Month (or any other earlier date upon which an Event or Default has occurred), such abatement shall cease and Tenant shalt thereupon commence paying to Landlord the full amount of Annual Rent and the Monthly Installment of Rent, without regard to the first sentence of this Paragraph.

4.           Rent Adjustments.

4.1.        For the purpose of this Article 4, the following terms are defined as follows:

4.1.1           Lease Year. Each fiscal year (as determined by Landlord from time to time) falling partly or wholly within the Term.

4.1.2           Expenses. All costs of operation, maintenance, repair, replacement and management of the Building (including the amount of any credits which Landlord may grant to particular tenants of the Building in lieu of providing any standard services or paying any standard costs described in this Section 4.1.2 for similar tenants), as determined on an accrual basis in accordance with generally accepted accounting principles, including the following costs by way of illustration, but not limitation: water and sewer charges; utility costs, including, but not limited to, the cost of heat, light, power, steam and gas (but specifically excluding the cost of electricity provided to the Premises and the Building and paid for by Tenant pursuant to Section 4.7 below); waste disposal; the cost of janitorial services; the cost of security and alarm services (including any central station signaling system); costs of cleaning, repairing, replacing and maintaining the common areas, including parking and landscaping; window cleaning costs; labor costs; costs and expenses of managing the Building, including management and/or administrative fees; air conditioning maintenance costs; elevator maintenance fees and supplies; material costs; equipment costs including the cost of maintenance, repair and service agreements and rental and leasing costs; purchase costs of equipment; current rental and leasing costs of items which would be capital items if purchased; tool costs; licenses, permits and inspection fees; wages and salaries; employee benefits and payroll taxes; accounting and legal fees; any sales, use or service taxes incurred in connection therewith. In addition, Landlord shall be entitled to recover, as additional rent (which, along with any other capital expenditures constituting Expenses, Landlord may either include in Expenses or cause to be billed to Tenant along with Expenses. and Taxes but as a separate item), Tenant’s Proportionate Share of: (i) an allocable portion of the cost of capital improvement items which are reasonably calculated to reduce operating expenses; (ii) the cost of fire sprinklers and suppression systems and other life safety systems; and (iii) other capital expenses which are required under any governmental laws, regulations or ordinances which were not applicable to the Building at the time it was constructed; but the costs described in this sentence shall be amortized over the reasonable life of such expenditures in accordance with such reasonable life and amortization schedules as shall be determined by Landlord in accordance with generally accepted accounting principles, with interest on the unamortized amount at one percent (1%) in excess of the Wall Street Journal prime lending rate announced from time to time. Expenses shall not include Taxes, Insurance Costs, depreciation or amortization of the Building or equipment in the Building except as provided herein, loan principal payments, costs of alterations or tenants’ premises, leasing commissions, interest expenses on long-term borrowings or advertising costs.

Office Lease	Page 3

4.1.3           Taxes. Real estate taxes and any other taxes, charges and assessments which are levied with respect to the Building or the land appurtenant to the Building, or with respect to any improvements, fixtures and equipment or other property of Landlord, real or personal, located in the Building and used in connection with the operation of the Building and said land, including, without limitation, any Texas franchise tax to the extent such tax would be payable by Landlord or its combined group if the Building were the only property of the Landlord subject to such tax, any payments to any ground lessor in reimbursement of tax payments made by such lessor; and all fees, expenses and costs incurred by Landlord in investigating, protesting, contesting or in any way seeking to reduce or avoid increase in any assessments, levies, or the tax rate pertaining to any Taxes to be paid. by Landlord in any Lease Year. Taxes shall not include estate or inheritance tax, federal income tax, or tax imposed upon any transfer by Landlord of its interest in this Lease or the l3uilding or any taxes to be paid by Tenant pursuant to Article 2 Notwithstanding anything to the contrary herein, “faxes shall include the Texas margin tax and/or any other business tax imposed under Texas Tax Code Chapter 171 and/or any successor statutory provision. Tenant hereby waives any and all rights under any applicable law to an administrative or judicial review of any determination of the appraised value of the Building, including without limitation, any rights available under the Texas Tax Code (as amended). All taxes, assessments and governmental charges shall be included in Expenses in the calendar year in which such taxes, assessments or governmental charges are levied, assessed or imposed without regard to when such taxes, assessments or governmental charges are payable; provided, however, in the case of special taxes and assessments which may be payable in installments, only the amount of each installment accruing during a calendar year shall be included in the Expenses for such year.

4.1.4           Insurance Costs. Any and all insurance charges of or relating to all insurance policies and endorsements deemed by Landlord to be reasonably necessary or desirable and relating in any manner to the protection, preservation, or operation of the Building or any part thereof.

4.2.        If in any Lease Year, (i) Expenses incurred by Landlord shall exceed Expenses incurred in the Base Year (Expenses) and/or (ii) Taxes incurred by Landlord in any Lease Year shall exceed the amount of such Taxes incurred in the Base Year (Taxes), and/or (iii) Insurance Costs incurred by Landlord in any Lease Year shall exceed the amount of such Insurance Costs which were incurred in the Base Year (Insurance), Tenant shall pay as additional rent for such Lease Year Tenant’s Proportionate Share or each such excess amount.

Office Lease	Page 4

4.3.        The annual determination of Expenses, ‘Faxes and insurance Costs shall be made by Landlord and shall be binding upon Landlord and Tenant, subject to the provisions of this Section 4.3. During the Term, Tenant may review, at Tenant’s sole cost and expense, the books and records supporting such determination in an office of Landlord, or Landlord’s agent, during normal business hours, upon giving Landlord five (5) days advance written notice within sixty (60) days after receipt of such determination, but in no event more often than once in any one (I) year period, subject to execution of a confidentiality agreement acceptable to Landlord, and provided that if Tenant utilizes an independent accountant to perform such review it shall be one of national standing which is reasonably acceptable to Landlord, is not compensated on a contingency basis and is also subject to such confidentiality agreement, If Tenant fails to object to Landlord’s determination of Expenses and insurance Costs within ninety (90) days after receipt, or if any such objection fails to state with specificity the reason for the objection, Tenant shall be deemed to have approved such determination and shall have no further right to object to or contest such determination. In the event that during all or any portion of any Lease Year or Base Year, the Building is not fully rented and occupied, Landlord shall make an appropriate adjustment in occupancy-related Expenses for such year for the purpose of avoiding distortion of the amount of such Expenses to be attributed to Tenant by reason of variation in total occupancy of the Building, by employing consistent and sound accounting and. management principles to determine Expenses that would have been paid or incurred by Landlord had the Building been at least ninety-five percent (95%) rented and occupied, and the amount so determined shall be deemed to have been Expenses for such Lease Year.

4.4.        Prior to the actual determination thereof for a Lease Year, Landlord may from time to time estimate Tenant’s liability for Expenses, Insurance Costs and/or Taxes under Section 4:1.4, Article 6 and Article 28 for the Lease Year or portion thereof. Landlord will give Tenant written notification of the amount of such estimate and Tenant agrees that it will pay, by increase of its Monthly Installments of Item due in such Lease Year, additional rent in the amount of such estimate. Any such increased rate of Monthly Installments of Rent pursuant to this Section 4.4 shall remain in effect until further written notification to Tenant pursuant hereto.

4.5.        When the above mentioned actual determination of Tenant’s liability for Expenses, Insurance Costs and/or Taxes is made for any Lease Year and when Tenant is so notified in writing, then:

4.5.1           If the total additional rent Tenant actually paid pursuant to Section 4.3 on account of Expenses, Insurance Costs and/or Taxes for the Lease Year is less than Tenant’s liability for Expenses, Insurance Costs and/or Taxes, then Tenant shall pay such deficiency to Landlord as additional rent in one lump sum within thirty (30) days of receipt of Landlord’s bill therefor; and

4.5.2           If the total additional rent Tenant actually paid pursuant to Section 4.3 on account of Expenses, Insurance Costs and/or Taxes for the Lease Year is more than Tenant’s liability fix Expenses. Insurance Costs and/or Taxes, then Landlord shall credit the difference against the then next due payments to be made by Tenant under this Article 4. or, if the Lease was terminated, refund the difference in cash. Tenant shall not be entitled to a credit by reason of actual Expenses and/or Taxes and/or Insurance Costs in any Lease Year being less titan Expenses and/or Taxes and/or Insurance Costs in the Base Year (Expenses and/or Taxes and/or Insurance).

4.6.        If the Commencement Date is other than January 1 or if the Termination Date is other than December 31, Tenant’s liability for Expenses, Insurance Costs and Taxes for the. Lease Year in Which said Commencement Date occurs shall be prorated based upon a three hundred sixty-five (365) day year.

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4.7.        Subject to the limitations set forth in Section 13.1 and the other provisions of Article 13 applicable thereto, Landlord shall cause the utility company providing electrical service to the Building to provide electrical current to the Premises and the Building. During the Term, in addition to Annual Rent and Expenses, Tenant shall pay to Landlord (i) Tenant’s Proportionate Share of the cost of providing electrical service to the common areas of the Building (including without limitation, any common areas and service areas of the Building, but excluding the Premises and other areas in the I3uilding leased or held for lease). (and the provisions of Section 4.12 shall be applicable to the calculation of such costs tinder this Section 4.7) (the “Common Area Electrical Charge”) and (ii) the actual metered cost of providing electrical service to the Premises in accordance with this Section 4.7 based upon electrical usage measured by one (1) (and if necessary, more than one (1)) meter or sub-meter (as selected by Landlord) to be installed by Landlord et Tenant’s expense throughout the Term (the “Leased Premises Electrical Charge” and together with the Common Area Electrical Charge. the “Electrical Charge”). Tenant recognizes that its entire Premises must be metered or submetered (as selected by Landlord) throughout the Tcrrn, Tenant shall be responsible for the costs of the meters with respect to such space (including without limitation, the costs of installing, maintaining and replacing such meters). Tenant shall pay the Leased Premises Electrical Charge to Landlord on a monthly basis within five (.5) days of receipt by Tenant of an invoice from Landlord setting forth the Leased Premises Electrical Charge for the previous month as determined. by a reading of the meters or submeters.

Tenant’s Common Area Electrical Charge with respect to each calendar year shall be paid in monthly installments in advance on the first day of each calendar month during each calendar year in an amount as reasonably estimated by Landlord from time to time prior to or during each calendar year and communicated to Tenant by written notice (the “Estimated Electrical Charge Payments”). if Landlord does not deliver such a. notice (the “Electrical Estimate”) prior to the commencement of any calendar year, Tenant shall continue to pay the Estimated Electrical Charge Payments as provided in the most recently received Electrical Estimate (or Updated Electrical Estimate, as defined below). If, during a calendar year, Landlord reasonably determines that the Common Area Electrical Charge for such calendar year has increased or will increase, Landlord may deliver to Tenant and Tenant shall pay within twenty (20) days of receipt of such estimate from Landlord, an updated Electrical Estimate (“Updated Electrical Estimate”) for the calendar year. Within one hundred twenty (120) days after the end of each calendar year, or as soon thereafter as practicable, Landlord shall send to Tenant a statement (“Final Electrical Charge Statement”) showing (i) the calculation of Tenant’s Common Area Electrical Charge for the calendar year, (ii) the aggregate amount of the Estimated Electrical Charge Payments previously paid by Tenant with respect to such calendar year, and (iii) the amount, Warty, by which the aggregate amount of the installments of the Estimated Electrical Charge Payments paid by Tenant with respect to such calendar year exceeds or is less than Tenant’s Common Area Electrical Charge from the prior calendar year. Tenant shall pay the amount of any deficiency to Landlord within ten (10) days after the date of such statement. Any excess shall, at Landlord’s option, either be credited against payments past or next due under this Lease or refunded by Landlord, provided Tenant is not then in default under this Lease.

The obligations under this Section 4.7 shall survive the expiration or earlier termination of this Lease.

4.8.        Notwithstanding any other provision herein to the contrary, Landlord shall not include in Expenses in any calendar year that portion of Controllable Operating Expenses (defined below) which exceeds by more than eight percent (8%) the Controllable Operating Expenses included in Operating Expenses for the immediately preceding calendar year; provided, however, the limit on Controllable Operating Expenses set forth in this subsection (1) shall in all events be cumulative from year to year. For example, if it is determined at the end of the first calendar year during the Term that the Controllable Operating Expenses increased by six percent (6%) in such calendar year, then the cap on Controllable Operating Expenses for the second calendar year shall he ten percent (10%) in lieu or eight percent (8%) and if Controllable Operating Expenses in the second calendar year increase again by seven percent (7%), the cap on Controllable Operating Expenses for the third calendar year shall be eleven percent (11%) in lieu of eight percent (8%). As used herein, “Controllable Operating Expenses” shall mean all Expenses, except (1) taxes, assessments, levies, impositions or charges imposed by any governmental authority, (2) all premiums for insurance coverage. including, without limitation, casualty, liability and worker’s compensation premiums, (3) utilities, (4) any costs or complying with applicable laws and regulations that become effective after the Effective Date and any costs resulting from changes that become effective after the Effective Date in the application or official interpretation of or amendments or modifications to or extensions of, or newly adopted, applicable laws and regulations (including, without limitation, applicable laws and regulations affecting, relating to or providing for “minimum wage increases or changes in worker’s compensation and/or state employment insurance requirements), (5) any cost incurred to reduce any of the foregoing, (6) the management fees, (7) any costs which result from casualty or condemnation, (8) Permitted Capital Improvement Costs (as hereinafter defined) incurred in such year, and (9) any -and all other operating expenses that arc not within the reasonable control of Landlord. For purposes of this provision, “Permitted Capital Improvement Costs” for any given calendar year shall mean the amortized cost (as Landlord shall reasonably determine) of any capital improvements or repairs that are made to the Building by Landlord, either during such year or in previous years (but attributable to such calendar year) for the purpose of reducing Operating Expenses (either Controllable Operating Expenses or non-Controllable Operating Expenses).

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5.           Security Deposit. Tenant shall deposit the Security Deposit with Landlord upon the execution of this Lease. Said sum shall be held by Landlord as security for the faithful performance by Tenant of till the terms, covenants and conditions of this Lease to be kept and performed by Tenant and not as an advance rental deposit or as a measure of Landlord’s damage in case of Tenant’s default. If Tenant defaults with respect to any provision of this Lease, Landlord may use any part of the Security Deposit for the payment of any rent or any other sum in default, or for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default, If any portion is so used, Tenant shall within five (5) days after written demand therefor, deposit with Landlord an amount sufficient to restore the Security Deposit to its original amount and Tenant’s failure to do so shall be a material breach of this Lease. Except to such extent, ‘limy, as shall he required by law, Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on such deposit. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by ‘if, the Security Deposit or any balance thereof shall be returned to Tenant at such time otter termination of this Lease when Landlord shall have determined that all of Tenant’s obligations under this Lease have been fulfilled.

6.           Alterations.

6.1.          Except for those, if any, specifically provided for in Exhibit B to this Lease. Tenant shall not make or suffer to be made any alterations, additions, or improvements, including, but not limited to, the attachment of any fixtures or equipment in, on, or to the Premises or any part thereof or the making of any improvements its required by Article 7, without the prior written consent of Landlord. When applying for such consent, “tenant shall, if requested by Landlord, furnish complete plans and specifications for such alterations. additions and improvements. Landlord’s consent shall not be unreasonably withheld with respect to alterations which (i) arc not structural in nature, (ii) are not visible from the exterior or the Building, (iii) do not affect or require modification of the Building’s electrical, mechanical, plumbing, HVAC or other systems, and (iv) in aggregate do not cost more than $5.00 per rentable square foot of the portion of the Premises affected by the alterations in question.

6.2.          In the event Landlord consents to the making of any such alteration, addition or improvement by Tenant, the same shall be made by using either Landlord’s contractor or a contractor reasonably approved by Landlord, in either event at Tenant’s sole cost and expense. If Tenant shall employ any contractor other than Landlord’s contractor and such other contractor or any subcontractor or such other contractor shall employ any nonunion labor or supplier, Tenant shall be responsible for and hold Landlord harmless from any and all delays, damages and extra costs suffered by Landlord as a result of any dispute with any labor unions concerning the wage, hours. terms or conditions of the employment of any such labor. In any event Landlord may charge Tenant a construction management fee not to exceed live percent (5%) of the cost of such work to cover its overhead as it relates to such proposed work, plus, third party costs actually incurred. by Landlord in connection with the proposed work and the design thereof, with ail such amounts being due five (5) days after Landlord’s demand.

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6.3.          All alterations, additions or improvements proposed by Tenant shall be constructed in accordance with all government laws, ordinances, rules and regulations, using Building standard materials where applicable. and Tenant shall, prior to construction, provide the additional insurance required under Article 11 in such case, and also all such assurances to Landlord as Landlord shall reasonably require to assure payment of tile costs thereof. including but not limited to, notices of non-responsibility, waivers of lien, surety company performance bonds and funded construction escrows and to protect Landlord and the Building and appurtenant land against any loss from any mechanic’s, materialmen’s or other liens. Tenant shall pay in addition to any sums due pursuant to Article 4, any increase in real estate taxes attributable to any such alteration, addition or improvement for so long, during the Term, as such increase is ascertainable; at Landlord’s election said sums shall be paid in the same way as sums due under Article 4. Landlord may, as a condition to its consent to any particular alterations or improvements, require Tenant to deposit with Landlord the amount reasonably estimated by Landlord as sufficient to cover the cost of removing such alterations or improvements and restoring the Premises, to the extent required under Section 26.2.

7.           Repair.

7.1.          Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises, except as specified in Exhibit B attached to this Lease (if any) and except that Landlord shall repair and maintain the structural portions of the Building, including the basic plumbing, air conditioning, heating and electrical systems installed or furnished by Landlord. By taking possession or the Premises, Tenant accepts them as being in good order, condition and repair and in the condition in which Landlord is obligated to deliver them, except as set forth in the punch list to be delivered pursuant to Section 2.1. It is hereby understood and agreed that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant, except as specifically set forth in this Lease.

7.2.          Tenant shall, at all times during the Term, keep the Premises in good condition and repair, excepting damage by fire or other casualty, and in compliance with all applicable governmental laws, ordinances and regulations, promptly complying with all governmental orders and directives for the correction, prevention and abatement of any violations or nuisances in or upon, or connected with, the Premises, all at Tenant’s sole expense.

7.3.          Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance is given to Landlord by Tenant.

7.4.          Except as provided in Article 22, there shall be no abatement of rent and no liability-of Landlord by reason of any injury to or interference with Tenant’s. business arising from the making of any repairs, alterations or improvements in or to any portion of the Building or the Premises or to fixtures, appurtenances and equipment in the Building. Except to the extent, if any, prohibited by law, Tenant waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect.

8.           Liens. Tenant shall keep the Premises, the Building and appurtenant land and Tenant’s leasehold interest in the Premises free from any liens arising out of any services, work or materials performed, furnished. or contracted for by Tenant, or obligations incurred by Tenant. In the event that Tenant fails, within ten (10) days following the imposition of any such lien, to either cause the same to be released of record or provide Landlord with insurance against the same issued by a major title insurance company or such other protection against the same as Landlord shall accept (such failure to constitute an Event of Default), Landlord shall have the right to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien. All such sums paid by Landlord and ail expenses incurred by it in conjunction therewith shall be payable to it by Tenant within five (5) days of Landlord’s demand.

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9.           Assignment and Subletting.

9.1.          Tenant shall not have the right to assign or pledge this Lease or to sublet the whole or any part of the Premises whether voluntarily or by operation of law, or permit the use or occupancy of the Premises by anyone other than Tenant and shall not. Make, suffer, or permit such assignment, sublease or occupancy without the prior written consent of Landlord, such consent not to be unreasonably withheld, and said restrictions shall be binding upon any and all assignees of the Lease and subtenants of the Premises. In the event Tenant desires to sublet, or permit such occupancy of, the Premises, or any portion thereof, or assign this Lease.. Tenant shall give written notice thereof to Landlord at least sixty (60) days but no more than one hundred twenty (120) days prior to the proposed commencement date of such subletting, or assignment, which notice shall set forth the name or the proposed subtenant or assignee, the relevant teens of any sublease or assignment and copies of financial reports and other relevant financial information of the proposed subtenant or assignee.

9.2.          Notwithstanding any assignment or subletting, permitted or otherwise. Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of the rent specified in this Lease and for compliance with all of its other obligations under the terms, provisions and covenants of this Lease. Upon the occurrence of an Event of Default, if the Premises or any pail of them are then assigned or sublet, Landlord, in addition to any other remedies provided in this Lease or provided by law, may, at its option, collect directly from such assignee or subtenant all rents due and becoming due to Tenant under such assignment or sublease and apply such rent against any sums due to Landlord from Tenant under this Lease, and no such collection shall be construed to constitute a novation or release of Tenant from the further performance of Tenant’s obligations under this Lease.

9.3.          In addition to Landlord’s right to approve of any subtenant or assignee, Landlord shall have the option, in its sole discretion, in the event of any proposed subletting or assignment, to terminate this Lease, or in the case of a proposed subletting of less than the entire Premises, to recapture the portion of the Premises to be sublet, as of the date the subletting or assignment is to be effective. The option shall he exercised, if at all, by Landlord giving Tenant written notice within thirty (30) days following Landlord’s receipt of Tenant’s written notice as required above. .However, if Tenant notifies Landlord, within five (5) days after receipt of Landlord’s termination notice, that Tenant is rescinding its proposed assignment or sublease, the: termination notice shall be void and the Lease shall continue in full force and effect. If this Lease shall be terminated with respect to the entire Premises pursuant to this Section, the Term of this Lease shall end on the date stated in Tenant’s notice as the effective date or the sublease or assignment as if that date had been originally fixed in this Lease for the expiration of the Term. If Landlord recaptures under this Section only a portion of the Premises, the rent to be paid from time to time during the unexpired Term shall abate proportionately based on the proportion by which the approximate square footage of the remaining portion of the Premises shall be less than that of the Premises as of the date immediately prior to such recapture.. Tenant shall, at Tenant’s own cost and expense, discharge in full any outstanding commission obligation which may be due and owing as a result of any proposed assignment or subletting, whether or not the Premises are recaptured pursuant to this Section 9.3 and rented by Landlord to the proposed Tenant or any other tenant.

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9.4.          In the event that Tenant sells, sublets, assigns or transfers this Lease, Tenant shall pay to Landlord as additional rent an amount equal to one hundred percent (100%) of any Increased Rent (as defined below), less the Costs Component (as defined below), when and as such Increased Rent is received by Tenant. As used in this Section, “Increased Rent” shall mean the excess of (i) all rent and other consideration which Tenant is entitled to receive by reason of any sale, sublease, assignment or other transfer of this Lease, over (ii) the rent otherwise payable by Tenant under this Lease at such dine. For purposes of the foregoing, any consideration received by Tenant in form other than cash shall be valued at is fair market value as determined by Landlord in good faith. The “Costs Component” is that amount which, if paid monthly, would fully amortize on a straight-line basis, over the entire period for which Tenant is to receive Increased Rent, the reasonable costs incurred by Tenant for leasing commissions and tenant improvements in collection with such sublease, assignment or other transfer.

9.5.          Notwithstanding any other provision hereof, it shall be considered reasonable for Landlord to withhold its consent to any assignment of this Lease or sublease of any portion of the Premises if at the time of either Tenant’s notice or the proposed assignment or sublease or the proposed commencement date thereof, there shall exist any uncured default of Tenant or matter which will become a default or Tenant with passage or time unless cured, or if the proposed assignee or sublessee is an entity: (a) with which Landlord is already in negotiation; (b) is already an occupant of the Building unless Landlord is unable to provide the amount of space required by such occupant; (c) is a governmental agency; (d) is incompatible with the character of occupancy of the Building: (e) with which the payment for the sublease or assignment is determined in whole or in part based upon its net income or profits; or (f) would subject the Premises to a use which would: (i) involve increased personnel or wear upon the Building; (ii) violate any exclusive right granted to another tenant of the Building, (iii) require any addition to or modification of the Premises or the Building in order to comply with building code or other governmental requirements; or, (iv) involve a violation of Section 1.2. Tenant expressly agrees that for the purposes of any statutory or other requirement of reasonableness on the part of Landlord, Landlord’s refusal to consent to any assignment or sublease for arty of the reasons described in this Section 9.5, shall be conclusively deemed to be reasonable.

9.6.          Upon any request to assign or sublet, Tenant will pay to Landlord the Assignment/Subletting Fee plus, on demand, a sum equal to all of Landlord’s costs, including reasonable attorney’s Fees, incurred in investigating and considering any proposed or purported assignment or pledge of this Lease or sublease of any of the Premises, regardless of whether Landlord shall consent to, refuse consent, or determine that Landlord’s consent is not required for, such assignment, pledge or sublease. Any purported sale, assignment, mortgage, transfer of this Lease or subletting which does not comply with the provisions of this Article 9 shall be void.

9.7.          If Tenant is a corporation, limited liability company, partnership or trust, any transfer or transfers of or change or changes within any twelve (12) month period in the number of the outstanding voting shares of the corporation or limited liability company, the general partnership interests in the partnership or the identity of the persons or entities controlling the activities of such partnership or trust resulting in the persons or entities owning or controlling a majority of such shares, partnership interests or activities of such partnership or trust at the beginning of such period no longer having such ownership or control, shall be regarded as equivalent to an assignment of this Lease to the persons or entities acquiring such ownership or control and shall be subject to all the provisions of this Article 9 to the same extent and for all intents and purposes as though such an assignment.

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10.         Indemnification. Name of the Landlord Entities shall be liable and Tenant hereby waives all claims against them for any damage to any property or any injury to any person in or about the Premises or the Building by or front any cause whatsoever (including without limiting the foregoing, rain or water leakage of any character from the roof, windows, walls, basement, pipes, plumbing works or appliances, the Building not being in good condition or repair, gas, fire; oil, electricity or theft), except to the extent caused by or arising from the gross negligence or willful misconduct of Landlord or its agents, employees or contractors. Tenant shall protect, indemnify and hold the Landlord Entities harmless from and against any and all loss, claims, liability or costs (including court costs and attorney’s fees) incurred by reason of (a) any damage to any property (including but not limited to property of any Landlord Entity) or any injury (including but not limited to death) to any person occurring in, on or about the Premises or the Building to the extent that such injury or damage shall be caused by or arise from any actual or alleged act, neglect, fault, or omission by or of Tenant or any Tenant Entity to meet any standards imposed by any duty with respect to the injury or damage; (b) the conduct or management of any Work or thing whatsoever done by the Tenant in or about the Premises or from transactions of the Tenant concerning the Premises; (c) Tenant’s failure to comply with any and all governmental laws, ordinances and regulations applicable to the condition or use of the Premises or its occupancy; or (d) any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of the Tenant to be performed pursuant to this Lease. The provisions of this Article shall survive the termination of this Lease with respect to any claims or liability accruing prior to such termination.

11.         Insurance.

11.1.          Tenant shall keep in force throughout the Term: (a) a Commercial General Liability insurance policy or policies to protect the Landlord Entities against any liability to the public or to any invitee of Tenant or a Landlord Entity incidental to the use of or resulting from any accident occurring in or upon the Premises with a limit of not less than $1,000,000 per occurrence and not less than 53,000,000 in the annual aggregate, or such larger amount as Landlord may prudently require from time to time, covering bodily injury and property damage liability and S1,000,000 products/completed operations aggregate; (b) Business Auto Liability covering owned, non-owned and hired vehicles with a limit of not less than 51,000,000 per accident; (c) insurance protecting against liability under Worker’s Compensation Laws with limits at least as required by statute with Employers Liability with limits of $1,000,000 each accident, 51,000,000 disease policy limit, $1,000,000 disease—each employee; (d) All Risk or Special Form coverage protecting Tenant against loss of or damage to Tenant’s alterations, additions, improvements, carpeting, floor coverings, panelings, decorations, fixtures, inventory and other business personal property situated in or about the Premises to the full replacement value of the property so insured; and (e) Business Interruption Insurance with a limit of liability representing loss of at least approximately six (6) months of income.

11.2.          The aforesaid policies shall (a) be provided at Tenant’s expense; (b) name the landlord Entities as additional insureds (General liability) and loss payee (Property Special Form): (c) he issued by an insurance company with a minimum Best’s rating of “A:V11” during the Term; and (d) provide that said insurance shall not be canceled unless thirty (30) days prior written notice (ten days for non-payment of premium) shall have been given to Landlord; a certificate of Liability insurance on Accord Form 25 and a certificate of Property insurance on Accord Form 27 shall be delivered to Landlord by Tenant upon the Commencement Date and at least thirty (30) days prior to each renewal of said insurance.

11.3.          Whenever Tenant shall undertake any alterations, additions or improvements in, to or about the Premises (“Work”) the aforesaid insurance protection must extend to and include injuries to persons and damage to property arising in connection with such Work, without limitation including liability under any applicable structural work act, and such other insurance as Landlord shall require; and the policies of or certificates evidencing such insurance must be delivered to Landlord prior to the commencement of any such Work.

12.         Waiver of Subrogation. So long as their respective insurers so permit, Tenant and Landlord hereby mutually waive their respective rights of recovery against each other for any loss insured by fire, extended coverage, All Risks or other insurance now or hereafter existing for the benefit of the respective party but only to the extent of the net insurance proceeds payable under such policies. Each party shall obtain any special endorsements required by their insurer to evidence compliance with the aforementioned waiver.

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13.         Services and Utilities.

13.1.          Provided Tenant shall not be in default under this Lease, and subject to the other provisions of the Lease, Landlord agrees to furnish to the Premises during Building Business Hours (specified on the Reference Pages) on generally recognized business days (but exclusive in any event of Sundays and national and local legal holidays), the following services and utilities subject to the rules and regulations of the Building prescribed from time to time; (a) water suitable for normal office use of the Premises; (h) heat and air conditioning required in Landlord’s judgment for the use and occupation of the Premises during Building Business Hours; (c) cleaning and janitorial service; (d) elevator service by non-attended automatic elevators, if applicable; and, (e) equipment to bring to the Premises electricity for lighting, convenience outlets and other normal office- use. In the absence of Landlord’s gross negligence or willful misconduct, Landlord shall not be liable for, and Tenant shall not be entitled to, any abatement or reduction of rental by reason or Landlord’s failure to furnish any of the foregoing, unless such failure shall persist for an unreasonable time after written notice of such failure is given to Landlord by tenant and provided further that Landlord shall not be liable when such failure is caused by accident, breakage, repairs, labor disputes of any character, energy usage restrictions or by any other cause, similar or dissimilar, beyond the reasonable control of Landlord. Landlord shall use reasonable efforts to remedy any interruption in the furnishing of services and utilities.

13.2.          Should Tenant require any additional work or service, as described above, including services furnished outside ordinary business hours specified above, Landlord may, on terms to be agreed, upon reasonable advance notice by Tenant, furnish such additional service and Tenant agrees to pay Landlord such charges as may be agreed upon, including any tax imposed thereon, but in no event at a charge less than Landlord’s actual cost plus overhead for such additional service and, where appropriate, a reasonable allowance for depreciation of any systems being used to provide such service. The current charge for after-hours HVAC service, which is subject to change al any time, is specified on the Reference Pages.

13.3.          Wherever heat-generating machines or equipment are used by Tenant in the Premises which affect the temperature otherwise maintained by the air conditioning system or Tenant allows occupancy of the Premises by more persons than the heating and air conditioning system is designed to accommodate, in either event whether with or without Landlord’s approval, Landlord reserves the right to install supplementary heating and/or air conditioning units in or for the benefit of the Premises, and the cost thereof, including the cost of installation and the cost of operations and maintenance, shall be paid by Tenant to Landlord within five (5) days of Landlord’s demand.

13.4.          Tenant will not, without the written consent of Landlord. use any apparatus or device in the Premises, including but not limited to, electronic data processing machines and machines using current in excess of 2000 watts and/or 20 amps or 120 volts, which will in any way increase the amount of electricity or water usually furnished or supplied for use of the Premises for normal office use, nor connect with electric current. except through existing electrical outlets in the Premises, or water pipes, any apparatus or device for the purposes of using electrical current or water. If Tenant shall require water or electric current in excess of that usually furnished or supplied for use of the Premises as normal office use, Tenant shall procure the prior written consent of Landlord for the use thereof, which Landlord may refuse, and if Landlord does consent, Landlord may cause a water meter or electric current meter to he installed so as to measure the amount of such excess water and electric current. The cost of any such meters shall be paid for by Tenant. Tenant agrees to pay to Landlord within five (5) days of Landlord’s demand, the cost of all such excess water and electric current consumed (as shown by said meters, if any, or, if none, as reasonably estimated by Landlord) at the rates charged for such services by the local public utility or agency, as the case may be, furnishing the same, plus any additional expense incurred in keeping account of the water and electric current so consumed.

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13.5.          Tenant will not, without the written consent of Landlord, contract with a utility provider to service the Premises with any utility, including, but not limited to, telecommunications, electricity, water, sewer or gas, which is not previously providing such service to other tenants in the Building. Subject to Landlord’s reasonable rules and regulations and the provisions of Articles 6 and 26, Tenant shall be entitled to the use of wiring (“Communications Wiring”) from the existing telecommunications nexus in the Building to the Premises, sufficient for normal general office use of the Premises. Tenant shall not install any additional Communications Wiring, nor remove any Communications Wiring, without -in each instance obtaining the prior written Consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion. Landlord shall in no event be liable for disruption in any service obtained by Tenant pursuant to this Section.

14.         Holding Over. Tenant shall pay Landlord for each day Tenant retains possession of the Premises or part of them after termination of this Lease by lapse of time or otherwise at the rate (“Holdover Rate”) which shall be Two Hundred Percent (2OON of the greater of (a) the amount of the Annual Rent for the last period prior to the date of such termination plus all Rent Adjustments under Article 4; and (b) the then market rental value of the Premises as determined by Landlord assuming a new lease of the Premises of the then usual duration and other terms, in either case, prorated on a daily basis, and also pay all damages sustained by Landlord by reason of such retention. If Landlord gives notice to Tenant of Landlord’s election to such election to such holding over shall constitute renewal of this Lease for a period from month to month or one (l) year, whichever shall be specified in such notice, in either case at the Holdover Rate, but if the Landlord does not so elect, no such renewal shall result notwithstanding acceptance by Landlord of any sums due hereunder after such termination; and instead, a tenancy at sufferance at the Holdover Rate shall be deemed to have been created. in any event, no provision of this Article 14 shall be deemed to waive Landlord’s right of reentry or any other right under this Lease or at law.

15.         Subordination. Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, this Lease shall be subject and subordinate at all times to ground or underlying leases and to the lien of any mortgages or deeds of trust now or hereafter placed on, against or affecting the Building, Landlord’s interest or estate in the Building, or any ground or underlying lease; provided, however, that if the lessor, mortgagee, trustee, or holder of any such mortgage or deed of trust elects to have Tenant’s interest in this Lease be superior to any such instrument, then, by notice to Tenant, this Lease shall be deemed superior. whether this tease was executed before or after said instrument. Notwithstanding the foregoing, Tenant covenants and agrees to execute and deliver within ten (10) days of Landlord’s request such further instruments evidencing such subordination or superiority of this Lease as may be required by Landlord.

16.         Rules and Regulations. Tenant shall faithfully observe and comply with all the rules and regulations as set forth in Exhibit C to this Lease and all reasonable and non-discriminatory modifications of and additions to them from time to time put into effect by Landlord. Landlord shall not be responsible to Tenant for the non-performance by any other tenant or occupant of the Building of any such rules and regulations.

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17.         Reentry By Landlord.

17.1.       Landlord reserves and shall at all times have the right to re-enter the Premises to inspect the same, to supply janitorial service and any other service to be provided by Landlord to Tenant under this Lease, to show said Premises to prospective purchasers, mortgagees or tenants,- and to alter, improve or repair the Premises and any portion of the Building, without abatement of rent. and may for that purpose erect, use and maintain scaffolding, pipes, conduits and other necessary structures and open any wall, ceiling or floor in and through the Building and Premises where reasonably required by the character of the work to be performed, provided entrance to the Premises shall not be blocked thereby, and further provided that the business of Tenant shall not he interfered with unreasonably. Landlord shall have the right at any time to change the arrangement and/or locations of entrances, or passageways, doors and doorways, and corridors, windows, elevators, stairs, toilets or other public parts of the Building and to change the name, number or-designation by which the Building is commonly known. In the event that Landlord damages any portion of any wall or wall covering, ceiling, or floor or floor covering within the Premises, Landlord shall repair or replace the damaged portion to match the original as nearly as commercially reasonable but shall not be required to repair or replace more than the portion actually damaged. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned by any action of Landlord authorized by this Article 17.

17.2.       For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in the Premises, excluding Tenant’s vaults and safes or special security areas (designated in advance), and Landlord shall have the right to use any and all means which Landlord may deem proper to open said doors in an emergency to obtain entry to any portion of the Premises. As to any portion to which access cannot be had by means of a key or keys in Landlord’s possession, Landlord is authorized to gain access by such means as Landlord shall elect and the cost of repairing any damage occurring in doing so shall be borne by Tenant and paid to Landlord within five (5) days of Landlord’s demand.

18.         Default.

18.1.       Except as otherwise provided in Article 20, the following events shall be deemed to be Events of Default under this Lease:

18.1.1           Tenant shall Nil to pay when due any sum of money becoming due to be paid to Landlord under this Lease, whether such sum be any installment of the rent reserved by this Lease. any other amount treated as additional rent under this Lease, or any other payment or reimbursement to landlord required by this Lease, whether or not treated as additional rent under this Lease, and such failure shall continue for a period of five (5) days after written notice that such payment was not made when due, but if any such notice shall be given, for the twelve (12) month period commencing with the date, or such notice, the failure to pay within five (5) days after due any additional sum of money becoming due to be paid to Landlord under this Lease during such period shall be an Event of Default, without notice.

18.1.2           Tenant shall fail to comply with any term, provision or covenant of this Lease which is not provided for in another section of this article and shall not cure such failure within twenty (20) days (forthwith, if the failure involves a hazardous condition) after written notice of such failure to Tenant; provided, however, that such failure shall not be an Event of Delimit if such failure could not reasonably be cured during such twenty (20) day period, Tenant has commenced .the cure within such twenty (20) day period and thereafter is diligently pursuing such cure to completion, but the total aggregate cure period shall not exceed ninety (90) days.

18.1.3           Tenant shall fail to vacate the Premises immediately upon termination of this Lease. by lapse of time or otherwise, or upon termination of Tenant’s right to possession only.

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18.1.4           Tenant shall become insolvent, admit in writing its inability to pay its debts generally, as they become due, file a petition in bankruptcy or a petition to take advantage of any insolvency statute, make an assignment for the benefit of creditors, make a transfer in fraud of creditors, apply for or consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws, as now in effect or hereafter amended, or any other applicable law or statute of the United States or any state thereof.

18.1.5           A court of competent jurisdiction shall cater an order. judgment or decree adjudicating Tenant bankrupt, or appointing a receiver of Tenant, or of the whole or any substantial part of its property, without the consent of ‘reliant, or approving a petition filed against Tenant seeking reorganization or arrangement of Tenant under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state thereof; and such order, judgment or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of entry thereof.

19.         Remedies.

19.1.       Except as otherwise provided in Article 20, upon the occurrence of any of the Events of Default described or referred to in Article 18, Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever, concurrently or consecutively and not alternatively:

19.1.1           Landlord may, at its election, terminate this Lease or terminate Tenant’s right to possession only, without terminating the Lease.

19.1.2           Upon any termination of this Lease, whether by lapse of time or otherwise, or upon any termination of Tenant’s right to possession without termination of the Least, Tenant shall surrender possession and vacate the Premises immediately, and deliver possession thereof to Landlord, and Tenant hereby grants to Landlord full and free license to enter into and upon the Premises in such event and to repossess Landlord of the Premises as of Landlord’s former estate and to expel or remove Tenant and any others who may be occupying or may be within the Premises and to remove Tenant’s signs and other evidence of tenancy and all other property of Tenant therefrom without being deemed in any manner guilty of trespass. eviction or forcible entry or detainer, and without incurring any liability for any damage resulting therefrom, Tenant waiving any right to claim damages for such re-entry and expulsion, and without relinquishing Landlord’s right to rent or any other right given to Landlord under this Lease or by operation of law.

19.1.3           Upon any termination of this Lease, whether by lapse of time or otherwise, Landlord shall be entitled to recover as damages, all rent, including any amounts treated as additional rent under this Lease, and other sums due and payable by Tenant on the date of termination, plus as liquidated damages and not as a penalty, an amount equal to the sum of: (a) an amount equal to the then present value of the rent reserved in this Lease for the residue of the stated Term of this Lease including any amounts treated as additional rent under this Lease and all other sums provided in this Lease to be paid by Tenant, minus the lair rental value of the Premises for such residue; (b) the value of the time and expense necessary to obtain a replacement tenant or tenants, and the estimated expenses described in Section 19.1.4 relating to recovery of the Premises, preparation for reletting and for reletting itself; and (c) the cost of performing any other covenants which would have otherwise been performed by Tenant.

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19.1.4     Upon any termination of Tenant’s right to possession only without termination of the Lease:

19.1.4.1           Neither such termination of Tenant’s right to possession nor Landlord’s taking and holding possession thereof as provided in Section 19.1.2 shall terminate the Lease or release Tenant, in whole or in part, from any obligation, including Tenant’s obligation to pay the rent, including any amounts treated as additional rent, under this lease for the full Term, and if Landlord so elects, tenant shall continue to pay to Landlord the entire amount of the rent as and when it becomes due, including any amounts treated as additional rent under this Lease, for the remainder of the Term plus any other sums provided in this Lease to be paid by Tenant for the remainder of the Term.

19.1.4.2           Landlord shall use commercially reasonable efforts to relet the Premises or portions thereof to the extent required by applicable law. Landlord and Tenant agree that nevertheless. Landlord shall at most be required to use only the same efforts Landlord then uses to lease premises in the Building generally, and that in any case, that Landlord shall not be required to give any preference or priority to the showing or leasing of the Premises or portions thereof over .any other space that Landlord may be leasing or have available. that Landlord may place a suitable prospective tenant in any such other space regardless of when such other space becomes available, and that Landlord shall have the right to relet the Premises for a greater or lesser term than that remaining under this Lease, the right to relet only a portion oldie Premises, or a portion oldie Premises or the entire Premises as a part of a larger area, and the right to change the character or use or the Premises. In connection with or in preparation for any reletting, Landlord may, hut shall not be required to, make repairs, alterations and additions in or to the Premises and redecorate the same to the extent Landlord deems necessary or desirable, and Tenant shall pay the cost thereof, together with Landlord’s expenses of reletting, including, without limitation, any commission incurred by Landlord, within five (5) days of Landlord’s demand. Landlord shall not be required to observe any instruction given by Tenant about any reletting or accept any tenant offered by Tenant unless such offered tenant has a creditworthiness acceptable to Landlord and leases the entire Premises upon terms and conditions including a rate of rent (after giving effect to all expenditures by Landlord for tenant improvements, broker’s commissions and other leasing costs) all no less favorable to Landlord than as called for in this Lease, nor shall Landlord be required to make or permit any assignment or sublease for more than the current term or which Landlord would not be required to permit under the provisions of Article 9.

19.1.4.3           Until such time as Landlord shall elect to terminate the Lease, and shall thereupon be entitled to recover the amounts specified in such case in Section 19.1.3 . Tenant shall pay to Landlord upon demand the full amount of all rent, including any amounts treated as additional rent under this Lease and other sums reserved in this lease for the remaining Term, together with the costs ..of repairs, alterations, additions, redecorating and Landlord’s expenses of reletting and the collection of the rent accruing therefrom (including reasonable attorneys’ fees and broker’s commissions), as the same shall then be due or become due from time to time, less only such consideration as Landlord may have received from any reletting or the Premises: and Tenant agrees that Landlord may file suits from time to time to recover any sums falling due. under this Article 19 as they become due. Any proceeds of reletting by Landlord in excess or the amount then owed by Tenant to Landlord from time to time shall be credited against Tenant’s future obligations under this Lease but shall not otherwise be refunded to Tenant or inure to Tenant’s benefit.

19.2.       Upon the occurrence of an Event of Default, Landlord may (but shall not be obligated to) cure such default at Tenant’s sole expense. Without limiting the generality or the foregoing, Landlord may, at Landlord’s option, enter into and upon the Premises if Landlord determines in its sole discretion that Tenant is not acting within a commercially reasonable time to maintain, repair or replace anything for which Tenant is responsible under this Lease or to otherwise effect compliance with its obligations under this Lease and correct the same, without being deemed in any trimmer guilty of trespass, eviction or forcible entry and detainer and without incurring any liability for any damage or interruption of Tenant’s business resulting therefrom, and Tenant agrees to reimburse Landlord within five (5) days of Landlord’s demand as additional rent, far any expenses which Landlord may incur in, thus effecting compliance with, Tenant’s obligations under this Lease, plus interest from the date of expenditure by Landlord at the Wall Street Journal prime rate.

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19.3.       Tenant understands and agrees that in entering into this Lease, Landlord is relying upon receipt of all the Annual and Monthly Installments of Rent to become due with respect to all the Premises originally leased hereunder over the full Term of this !..ease for amortization, including interest at the Amortization Rate. For purposes hereof, the “Concession Amount” shall be defined as the aggregate of all amounts forgone or expended by Landlord as free rent under the lease, under Exhibit B hereof for the Construction Allowance (excluding therefrom any amounts expended by Landlord for the Work, as defined in Exhibit B), and for brokers’ commissions payable by reason of this Lease. Accordingly, Tenant agrees that if this Lease or Tenant’s right to possession of the Premises leased hereunder shall be terminated as or any date (“Default Termination Date”) prior to the expiration of the full Term hereof by reason of a default of Tenant, there shall he due and owing to Landlord as of the clay prior to the Default Termination Date, as rent in addition to all other amounts owed by Tenant as of such Date, the amount (“Unamortized Amount”) of the Concession Amount determined as set forth below; provided, however, that in the event that such amounts are recovered by Landlord pursuant to any other provision of this Article 19, Landlord agrees that it shall not attempt to recover such amounts pursuant to this Section 19.3. For the purposes hereof, the Unamortized Amount shall be determined in the same manner as the remaining principal balance of a mortgage with interest at the Amortization Rate payable in level payments over the same length of time as from the effectuation of the Concession Amount concerned to the end of the full Term of this Lease would he determined, The foregoing provisions shall also apply to and upon any reduction of space in the Premises, as though such reduction were a termination for tenant’s default, except that (i) the Unamortized Amount shall be reduced by any amounts. paid by Tenant to Landlord to effectuate such reduction and (ii) the manner of application shall be that the Unamortized Amount shall first be determined as though for a full termination as of the effective date of the elimination of the portion, but then the amount so determined :shall be multiplied by the fraction of which the numerator is the rentable square footage of the eliminated portion and the denominator is the rentable square footage of the Premises originally leased hereunder; and the amount thus obtained shall be the Unamortized Amount.

19.4.       If, on account of any breach or default by Tenant in Tenant’s obligations under the terms and conditions of this Lease, it shall become necessary or appropriate for Landlord to employ or consult with an attorney or collection agency concerning or to enforce or defend any of Landlord’s rights or remedies arising under this Lease or to collect any sums due from Tenant, Tenant agrees to pay all costs and fees so incurred by Landlord, including, without limitation, reasonable attorneys’ fees and costs. TENANT EXPRESSLY WAIVES ANY RICH IT TO: (A) TRIAL BY JURY; AND (B) SERVICE OF ANY NOTICE REQUIRED 13Y ANY PRESENT OR FUTURE LAW OR ORDINANCE APPLICABLE TO LANDLORDS OR TENANTS BUT NOT REQUIRED 13Y THE TERMS OF THIS LEASE.

19.5.       Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies provided in this Lease or any other remedies provided by law (all such remedies being cumulative), nor shall pursuit of any remedy provided in this Lease constitute a forfeiture or waiver or any rent due to Landlord under this Lease or of any damages accruing to Landlord by reason of the violation of any of the terms; provisions and covenants contained in this Lease.

19.6.       No act or thing done by Landlord or its agents during the Term shall be deemed a termination of this Lease or an acceptance or the surrender of the Premises, and no agreement to terminate this Lease or accept a surrender of said Premises shall be valid, unless in writing signed by Landlord. No waiver by I.andlord of any violation or breach of any of the terms, provisions and covenants contained in this Lease shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants contained in this Lease. Landlord’s acceptance of the payment or rental or other payments after the occurrence of an Event of Default shall not be construed as a waiver of such Default, unless Landlord so notifies Tenant in writing. Forbearance by Landlord in enforcing one or more of the remedies provided in this Lease upon an Event of shall not be deemed or construed to constitute a waiver of such Default or of Landlord’s right to enforce any such remedies with respect to such Default or any subsequent Default.

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19.7.       “To secure the payment of all rentals and other sums of money becoming due from Tenant under this Lease, Landlord shall have and Tenant grants to Landlord a first lien upon the leasehold interest of Tenant under this Lease, which lien may be enforced in equity, and a continuing security interest upon all goods, wares, equipment, fixtures, furniture, inventory, accounts, contract rights, chattel paper and other personal property of Tenant situated on the Premises, and such property shall not be removed therefrom without the consent of Landlord until all arrearages in rent as well as any and all other sums of money then due to Landlord under this Lease shall first have been paid and discharged. Upon the occurrence of an Event of Default, Landlord shall have, in addition to any other remedies provided in this Lease or by law, all rights and remedies under the Uniform Commercial Code, including without limitation the right to sell the property described in this Section 19.7 at public or private sale upon five (5) days’ notice to Tenant. Tenant shall execute all such financing statements and other instruments as shall be deemed necessary or desirable in Landlord’s discretion to perfect the security interest hereby created.

19.8.       Any and all property which may be removed from the Premises by Landlord pursuant to the authority of this Lease or of law, to which Tenant is or may be entitled, may be handled, removed and/or stored, as the case may be, by or at the direction of Landlord but at the risk, cost and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. ‘Fulani shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property so long as the same shall be in Landlord’s possession or under Landlord’s control. Any such property of Tenant not retaken by “Tenant from storage within thirty (30) days after removal from the Premises shall, at Landlord’s option, be deemed conveyed by Tenant to Landlord under this Lease as by a bill of sale without further payment or credit by Landlord to Tenant.

19.9.       If more than one (1) Event of Default occurs during the Term or any renewal thereof. Tenant’s renewal options, expansion options, purchase options and rights of first offer and/or refusal, if any are provided for in this Lease, shall be null and void.

20.         Tenant’s Bankruptcy or Insolvency.

20.1.       If at any tittle and for so long as Tenant shall be subjected to the provisions of the United States Bankruptcy Code or other law of the United States or any state thereof for the protection of debtors as in effect at such time (each a “Debtor’s Law”):

20.1.1           Tenant, ‘renew as debtor-in-possession, and any trustee or receiver of Tenant’s assets (each a “Tenant’s Representative”) shall have no greater right to assume or assign this Lease or any interest in this Lease, or to sublease any of the Premises than accorded to Tenant in Article 9, except to the extent Landlord shall be required to permit such assumption, assignment or sublease by the provisions of such Debtor’s Law. Without limitation of the generality of the foregoing, any right of any Tenant’s Representative to assume or assign this Lease or to sublease any of the Premises shall be subject to the conditions that:

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20.1.1.1           Such Debtor’s Law shall provide to Tenant’s Representative a right or assumption of this Lease which Tenant’s Representative shall have timely exercised, and Tenant’s Representative shall have fully cured any default of Tenant under this Lease.

20.1.1.2           Tenant’s Representative or the proposed assignee, as the case shall be, stall have deposited with Landlord as security for the timely payment of rent an amount equal to the larger of: (a) three (3) months’ rent and other monetary charges accruing under this Lease; and (b) any sum specified in Article 4; and shalt have provided Landlord with adequate other assurance of the future performance of the obligations of the Tenant under this Lease. Without limitation, such assurances shall include, at least, in the case of assumption adds Lease, demonstration to the satisfaction of the Landlord that Tenant’s Representative has and will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that Tenant’s Representative will have sufficient funds to fulfill the obligations of Tenant under this Lease; and, in the case of assignment, submission of current financial statements of the proposed assignee, audited by an independent certified public accountant reasonably acceptable to Landlord and showing a net worth and working capital in amounts determined by Landlord to be sufficient to assure the future performance by such assignee or all of the Tenants obligations under this Lease.

20.1.1.3           The assumption or any contemplated assignment of this Lease or subleasing any part of the Premises, as shall be the case, will not breach any provision in any other lease, mortgage, financing agreement or other agreement by which Landlord is bound.

20.1.1.4           Landlord shall have, or would have had absent the Debtor’s Law, no right under Article 9 to refuse consent to the proposed assignment or sublease by reason of the identity or nature of the proposed assignee or sublessee or the proposed use of the Premises concerned.

21.         Quiet Enjoyment. Landlord represents and warrants that it has full right and authority to enter into this Lease and that Tenant, while paying the rental and performing its other covenants and agreements contained by this Lease, shall peaceably and quietly have, hold and enjoy the Premises for the Term without hindrance or molestation from Landlord subject to the ten-ns and provisions of this Lease. Landlord shall not be liable for any interference or disturbance by other tenants or third persons, nor shall Tenant be released from any of the obligations of this Lease because of such interference or disturbance.

22.         Casualty

22.1.          In the event the Premises or the Building are damaged by fire or other cause and in Landlord’s reasonable estimation such damage can be materially restored within one hundred eighty (180) days, Landlord shall forthwith repair the same and this Lease shall remain in full force and effect, except that Tenant shall be entitled to a proportionate abatement in rent from the date of such damage. Such abatement of rent shall be made pro rata in accordance with the extent to which the damage and the making of such repairs shall interfere with the use and occupancy by Tenant of the Premises from time to time. Within forty-five (45) days from the date of such damage, Landlord shall notify Tenant, in writing, or Landlord’s reasonable estimation of the length of time within which material restoration can be made, and Landlord’s determination shall be binding on Tenant. For purposes of this Lease, the Building or Premises shall be deemed “materially restored” if they are in such condition as would not prevent or materially interfere with Tenant’s use of the Premises for the purpose for which it was being used immediately before such damage.

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22.2.          If such repairs cannot, in Landlord’s reasonable estimation, be made within one hundred eighty (180) clays, Landlord and Tenant shall each have the option of giving the other, at any time within ninety (90) days after such damage, notice terminating this Lease as of the date or such damage. In the event of the giving of such notice, this Lease shall expire and all interest of the Tenant in the Premises shall terminate as of the date of such damage as if such date had been originally fixed in this Lease for the expiration of the Term. In the event that neither Landlord nor Tenant exercises its option to terminate this Lease, then Landlord shall repair or restore such damage, this Lease continuing in full force and effect, and the rent hereunder shall be proportionately abated as provided in Section 22.1.

22.3.          Landlord shall not be required to repair or replace any damage or loss by or from fire or other cause to any panelings, decorations, partitions, additions, railings, ceilings, floor coverings, office fixtures or any other property or improvements installed on the Premises by, or belonging to, Tenant. Any insurance which may be carried by Landlord or Tenant against loss or damage to the Building or Premises shall be for the sole benefit of the party carrying such insurance and under its sole control.

22.4.          In the event that Landlord should fail to complete such repairs and material restoration within sixty (60) days after the date estimated by Landlord therefor as extended by this Section 22.4, Tenant may at its option and as its sole remedy terminate this Lease by delivering written notice to Landlord, within !liken (15) days after the expiration of said period of time, whereupon the Lease shall end on the date of such notice or such later date fixed in such notice as if the date of such notice was the date originally fixed in this Lease for the expiration of the Term; provided, however, that if construction is delayed because of changes, deletions or additions in construction requested by Tenant strikes, lockouts, casualties, Acts of God, war, material or labor shortages, government regulation or control or other causes beyond the reasonable control of Landlord, the period for restoration, repair or rebuilding shall be extended for the amount of time Landlord is so delayed.

22.5.          Notwithstanding anything to the contrary contained in this Article: (a) Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Premises when the damages resulting from any casualty covered by the provisions of this Article 22 occur during the last twelve (12) months of the Term or any extension thereof, but if Landlord determines not to repair such damages Landlord shall notify Tenant and if such damages shall render any material portion of the Premises untenantable Tenant shall have the right to terminate this Lease by notice to Landlord within fifteen (15) days after receipt of Landlord’s notice; and (h) in the event the holder or any indebtedness secured by a mortgage or deed of trust covering the Premises or Building requires that any insurance proceeds be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) clays after such requirement is made by any such holder, whereupon this Lease shall end on the date of such damage as if the date of such damage were the date originally fixed in this Lease for the expiration of the Term.

22.6.          In the event of any damage or destruction to the Building or Premises by any peril covered by the provisions of this Article 22, it shall be Tenant’s responsibility to properly secure the Premises and upon notice from Landlord to remove forthwith, at its sole cost and expense, such portion of all of the ‘property belonging to Tenant or its licensees from such portion or all of the Building or Premises as Landlord shall request.

23.         Eminent Domain. If all or any substantial part of the Premises shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain, or conveyance in lieu of such appropriation, either party to this Lease shall have the right, at its option, of giving the other, at tiny time within thirty (30) days after such taking, notice terminating this Lease, except that Tenant may only terminate this Lease by reason of taking or appropriation, if such taking or appropriation shall be so substantial as to materially interfere with Tenant’s use and occupancy of the Premises. if neither party to this Lease shall so elect to terminate this Lease, the rental thereafter to be paid shall be adjusted on a fair and equitable basis under the circumstances. In addition to the rights of Landlord above, if any substantial part of the Building shall he taken or appropriated by any public or quasi-public authority under the power of eminent domain or conveyance in lieu thereof; and regardless of whether the Premises or any part thereof are so taken or appropriated, Landlord shall have the right, at its sole option, to terminate this Lease. Landlord shall be entitled to any and all income, rent, award, or any interest whatsoever in or upon any such sum, which may be paid or made in connection with any such public or quasi-public use or purpose, and Tenant hereby assigns to Landlord any interest it may have in or claim to all or any part of such sums. other than any separate award which may be made with respect to Tenant’s trade fixtures and moving expenses; Tenant shall make no claim for the value of any unexpired Term.

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24.         Sale By Landlord. In the event of a sale or conveyance by Landlord of the Building, the same shall operate to release Landlord from any future liability upon any of the covenants or conditions, expressed or implied, contained in this Lease in favor of Tenant, and in such event Tenant agrees to look, solely to the responsibility of the successor in interest of Landlord in and to this Lease. Except as set forth in this Article 24, this Lease shall not be affected by any such sale and Tenant agrees to attorn to the purchaser or assignee, litany security has been given by Tenant to secure the faithful performance of any of the covenants of this Lease, Landlord may transfer or deliver said security, as such, to Landlord’s successor in interest and thereupon Landlord shall be discharged from any further liability with regard to said security,

25.         Estoppel Certificates. Within ten (10) days following any written request which Landlord may make from time to time, Tenant shall execute and deliver to Landlord or mortgagee or prospective mortgagee a sworn statement certifying: (a) the date of commencement of this Lease; (b) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications to this Lease, that this lease is in full force and effect, as modified, and stating the date and nature of such modifications); (c) the date to which the rent and other sums payable under this Lease have been paid; (d) the fact that there are no current defaults under this Lease by either Landlord or Tenant except as specified in Tenant’s statement; and (e) such other matters as May be requested by Landlord. Landlord and Tenant intend that any statement delivered pursuant to this Article 25 may be relied upon by any mortgagee, beneficiary or purchaser, and Tenant shall be liable for all loss, cost or expense resulting from the failure of any sale or funding of any loan caused by any material misstatement contained in such estoppel certificate. Tenant irrevocably agrees that if Tenant fails to execute and deliver such certificate within such ten (10) day period Landlord or Landlord’s beneficiary or agent may execute and deliver such certificate on Tenant’s behalf, and that such certificate shall be fully binding on Tenant.

26.         Surrender of Premises.

26.1.          Tenant shall arrange to meet Landlord for two (2) joint inspections of the Premises. the first to occur at least thirty (30) days (but no more than sixty (60) days) before the last day of the Term, and the second to occur not later than forty-eight (48) hours after Tenant has vacated the Premises. In the event of Tenant’s failure to arrange such joint inspections and/or participate in either such inspection, Landlord’s inspection at or after Tenant’s vacating the Premises shall be conclusively deemed correct for purposes of determining Tenant’s responsibility for repairs and restoration.

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26.2.          All alterations, additions, and improvements in, on, or to the Premises made or installed by or for Tenant, including carpeting (collectively, “Alterations”), shall be and remain the property of Tenant during the Term. Upon the expiration or sooner termination of the Term, all Alterations shall become a part of the realty and shall belong to Landlord without compensation, and title shall pass to Landlord under this Lease as by a bill of sale. At the end of the Term or any renewal of the Term or other sooner termination of this Lease, Tenant will peaceably deliver up to Landlord possession of the Premises, together with all Alterations by whomsoever made, in the same conditions received or first installed, broom clean and free of all debris, excepting only ordinary wear and tear and damage by fire or other casualty. Notwithstanding the foregoing, if Landlord elects by notice given to Tenant at least ten (10) days prior to expiration of the Term, Tenant shall, at Tenant’s sole cost, remove any Alterations, including carpeting, so designated by Landlord’s notice, and repair any damage caused by such removal. Tenant must, at Tenant’s sole cost, remove upon termination of this Lease, any and all of Tenant’s furniture, furnishings, movable partitions of less than full height from floor to ceiling and other trade fixtures and personal property (collectively, “Personalty”). Personalty not so removed shall be deemed abandoned by the Tenant and title to the same shall thereupon pass to Landlord tinder this Lease as by a bill of sale, but Tenant shall remain responsible for the cost of removal and disposal of such Personalty, as well as any damage caused by such removal. In lieu of requiring Tenant to remove Alterations and Personalty and repair the Premises as aforesaid, Landlord may, by written notice to Tenant delivered at least thirty (30) days before the Termination Date, require Tenant to pay to Landlord, as additional rent hereunder, the cost of such removal and repair in an amount reasonably estimated by Landlord.

26.3.          Ali obligations of Tenant under this 1..ease not fully performed as of the expiration or earlier termination of the Term shall survive the expiration or earlier termination of the Term. Upon the expiration or earlier termination of the Term, Tenant shall pay to Landlord the amount, as estimated by Landlord, necessary to repair and restore the Premises as provided by this Lease and/or to discharge Tenant’s obligation for unpaid amounts due or to become due to Landlord. All such amounts shall be used and held by Landlord For payment of such obligations of ‘reliant, with Tenant being liable for any additional costs upon demand by Landlord, or with any excess to be returned to Tenant after all such obligations have been determined and satisfied. Any otherwise unused Security Deposit shall be credited against the amount payable by Tenant under this Lease.

27.         Notices. Any notice or document required or permitted to be delivered tinder this Lease shall be addressed to the intended recipient, by fully prepaid registered or certified United States Mail return receipt requested, or by reputable independent contract delivery service furnishing a written record of attempted or actual delivery, and shalt be deemed to be delivered when tendered for delivery to the addressee at its address set forth on the Reference Pages, or at such other address as it has then last specified by written notice delivered in accordance with this Article 27, or if to Tenant at either its aforesaid address or its last known registered office or home of a general partner or individual owner, whether or not actually accepted or received by the addressee. Any such notice or document may also be personally delivered if a receipt is signed by and received from, the individual, if any, named in Tenant’s Notice Address.

28.         Taxes Payable By Tenant. In addition to rent and other charges to be paid by Tenant under this Lease, Tenant shall reimburse to Landlord, upon demand, any -and all taxes payable by Landlord (other than net income taxes) whether or not now customary or within the contemplation of the parties to this Lease: (a) upon, allocable to, or measured by or on the gross or net rent payable under this Lease, including without limitation any gross income tax or excise tax levied by the State, any political subdivision thereof, or the Federal Government with respect to the receipt of such rent; (b) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy of the Premises or any portion thereof, including any sales, use or service tax imposed as a result thereof; (c) upon or measured by the Tenant’s gross receipts or payroll or the value of Tenant’s equipment, furniture, fixtures and other personal property of Tenant or leasehold improvements, alterations or additions located in the Premises; or (d) upon this transaction or any document to which Tenant is a party creating or transferring any interest of Tenant in this Lease or the Premises. In addition to the foregoing, Tenant agrees to pay, before delinquency, any and all taxes levied or assessed against Tenant and which become payable during the term hereof upon Tenant’s equipment, furniture, fixtures and other personal property .of Tenant located in the. Premises.

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29.         Relocation of Tenant. Landlord. at its sole expense, on at least sixty (60) days prior written notice, may require Tenant to move from the Premises to other space of comparable size and decor in order to permit Landlord to consolidate the space leased to Tenant with other adjoining space leased or to be. leased to another tenant. In the event of any such relocation, Landlord will pay all expenses of preparing and decorating the new premises so that they will be substantially similar to the Premises from which Tenant is moving, and Landlord will also pay the expense of moving Tenant’s furniture and equipment to the relocated premises. In such event this Lease and each and all of the terms and covenants and conditions hereof shall remain in full force and effect and thereupon be deemed applicable to such new space except that revised Reference Pages and a revised Exhibit A shall become part of this Lease and shall reflect the location of the new premises.

30.         Parking.

30.1.       During the Term of this Lease, Tenant agrees to lease from Landlord and Landlord agrees to lease to Tenant the Parking Permits described on the Reference Pages. ‘This right to park in the Building’s parking facilities (the “Parking Facility’) shall be on an unreserved, nonexclusive, first come, first served basis, for passenger-size automobiles and is subject to the following terms and conditions:

30.1.1           Tenant shall pay to Landlord, or Landlord’s designated parking operator, the Building’s prevailing monthly parking charges, without deduction or offset, on the first day of each month during the Term of this Lease, which parking charge is, as of the Effective Date, $35.00 per month for each Parking Permit (the “Parking Rental”). Notwithstanding the foregoing, Tenant may use the Parking Permits free of additional charge for the first twenty-four (24) Lease Months of the Term. Landlord will notify Tenant upon not less than thirty (30) days’ notice of any increases in the monthly parking charges prior to billing Tenant any increases. No deductions from the monthly charge shall be made for days on which the Parking Facility is not used by Tenant,

30.1.2           Tenant shall at all times abide by and shall cause each of Tenant’s employees, agents, customers, visitors, invitees, licensees, contractors, assignees and subtenants (collectively, “Tenant’s Parties”) to abide by any rules and regulations (“Rules”) for use of the Parking Facility that Landlord or Landlord’s garage operator reasonably establishes from time to time, and otherwise agrees to use the Parking Facility in a safe and lawful manner. Landlord reserves the right to adopt, modify and enforce the Rules governing the use or the Parking Facility from time to time including any key-card, sticker or other identification or entrance system and hours of operation. Landlord may refuse to permit any person who violates such Rules to park in the Parking Facility, and any violation of the 1Zules shall subject the car to removal from the Parking Facility.

30.1.3           Unless specified to the contrary above, the parking spaces hereunder shall be provided on a non-designated “first-come, first-served” basis. Landlord reserves the right to assign specific spaces, and to reserve spaces for visitors, small cars, disabled persons or for other tenants or guests, and Tenant shall not park and shall not allow Tenant’s Parties to park in any such assigned or reserved spaces. Tenant may validate visitor parking by such method as Landlord may approve, al the validation rate from time to time generally applicable to visitor parking. Tenant acknowledges that the Parking Facility may be closed entirely or in part in order to make repairs or perform maintenance services, or to alter, modify, re-stripe or renovate the Parking Facility, or if required by casualty, strike, condemnation, net of God, governmental law or requirement or other reason beyond the operator’s reasonable control.

Office Lease	Page 23

30.1.4           Tenant acknowledges that to the fullest extent permitted by law, Landlord shall have no liability for any damage to property or other items located in the parking areas of the Building (including without limitation, any loss or damage to tenant’s automobile or the contents thereof due to then, vandalism or accident), nor for any personal injuries or death arising out of the use or the Parking Facility by Tenant or any Tenant’s Parties, whether or not such loss or damage results from Landlord’s active negligence or negligent omission. ‘the limitation on Landlord’s liability under the preceding sentence shall not apply however to loss or damage arising directly from Landlord’s willful misconduct. Without limiting the foregoing, if Landlord arranges for the parking areas to be operated by an independent contractor not affiliated with Landlord, Tenant acknowledges that Landlord shall have no liability for claims arising through acts or omissions of such independent contractor. Tenant and Tenant’s Parties each hereby voluntarily releases, discharges. waives and relinquishes any and all actions or causes of action for personal injury or property damage occurring to Tenant or any of Tenant’s Parties arising as a result of parking in the Parking Facility, or any activities incidental thereto, wherever or however the same may occur, and further agrees that Tenant will not prosecute any claim for personal injury or property damage against Landlord or any of its officers, agents, servants or employees for any said causes of action and in all events, Tenant agrees to look first to its insurance carrier and to require that Tenant’s Parties look first to their respective insurance carriers for payment of any losses sustained in connection with any use of the Parking Facility. Tenant hereby waives on behalf of its insurance carriers all rights of subrogation against Landlord or Landlord’s agents.

30.1.5           Tenant’s right to park as described in this Article and this Lease is exclusive to Tenant and shall not pass to any assignee or sublessee without the express written consent of Landlord. Such consent is at the sole discretion of the Landlord.

30.1.6           In the event any surcharge or regulatory lee is at any time imposed by any governmental authority with reference to parking, Tenant shall (commencing alter two (2) weeks’ notice to Tenant) pay, per parking pass, such surcharge or regulatory fee to Landlord in advance on the first day or each calendar month concurrently with the Monthly Installment of Rent clue under this Lease. Landlord will enforce any surcharge or fee in an equitable manner amongst the Building tenants.

30.2.       If Tenant violates any of the terms and conditions of this Article. the operator of the Parking Facility shall have the right to remove from the Parking Facility any vehicles hereunder which shall have been involved or shall have been owned or driven by parties involved in causing such violation, without liability therefor whatsoever. In addition, Landlord shall have the right to cancel Tenant’s right to use the Parking Facility pursuant to this Article upon ten (10) days’ written notice, unless within such ten (10) clay period, Tenant cures such default. Such cancellation right shall be cumulative and in addition to any other rights or remedies available to Landlord at law or equity, or provided under this Lease.

31.         Renewal Option.

31.1.       So long as an Event of Default has not occurred and is not then continuing past any applicable notice and cure periods, and subject to the provisions of this Section 31, Tenant is hereby granted a one (1) time option (the “Renewal Option”) to renew the Term as to all (but not part) of the Premises (including, any space added to the Premises by agreement of Landlord and Tenant but only to the extent Landlord and Tenant agreed at such time that this Section 31 would be applicable thereto) for a period of five (5) years (``Renewal Term”) such Renewal Term to commence at the expiration of the Initial Term. Tenant must furnish landlord with written notice of its intent to exercise the Renewal Option no later than nine (9) months prior to the expiration of the Initial Term (the “Intent Notice”). If Tenant timely delivers the Intent Notice to Landlord, Landlord shall no later than eight (8) months prior to the expiration of the Initial Term deliver to Tenant written make of Landlord’s determination of the Market Rental Rate (defined below) as of the commencement of the Renewal Term and the parking rental for the Parking Permits (if applicable pursuant to subsection 31.2.2 below). If Tenant timely furnished the Intent Notice to Landlord as provided above, Tenant may exercise the Renewal Option by delivering written notice of such election (the “Election Notice”) to Landlord no later than thirty (30) days after receipt of Landlord’s notice of the Market Rental Rate. lf Tenant timely delivers the Intent Notice and the Election Notice to Landlord, but at any time prior to the commencement of tic Renewal Term an Event of Default has occurred and is then continuing past any applicable notice and cure periods, Landlord, at its solo option during the continuance of such Event of Default, may terminate Tenant’s election to exercise the Renewal Option and the Renewal Option shall expire and thereafter shall not be exercisable by Tenant. If Tenant fails to timely exercise the Renewal Option by failing to timely deliver the Intent Notice or the Election Notice as provided above, the Renewal Option shall terminate automatically, and Tenant shall have waived forever its right to renew and extend the Term.

Office Lease	Page 24

31.2.       The renewal of this Lease pursuant to the exercise of the Renewal Option shall be upon the same terms and conditions of this Lease (including, without limitation, Tenant’s obligation to pay Annual Rent and the Monthly Installment of Rent), except;

31.2.1           The Annual Rent Per Square Foot for the Premises during the Renewal Term shall be the Market Rental Rate determined by Landlord as of the commencement of the Renewal Term;

31.2.2           At the time of the Tenant’s exercise of the Renewal Option, if Landlord is charging any tenants then entering into leases for office space in the Building for parking spaces in the Parking Facility, Tenant shall pay Landlord, as parking rental, a monthly amount equal to the rates charged by Landlord or the operator of the Parking Facility for parking in such location (taking into account whether such parking spaces arc for regular or executive parking spaces) for monthly contract parking in the Parking Facility multiplied by the number of Parking Permits teased by Tenant pursuant to this Lease, which Parking Rental shall be payable as provided in Section 30 of this Lease;

31.2.3           Tenant shall have no option to renew this Lease beyond the Renewal Term; and

31.2.4           The leasehold improvements will be provided in their then-existing condition (on an “as is basis) at the time the Renewal Term commences and Tenant shall not be untitled to any construction, buildout or other allowances with respect to the Premises during the Renewal Term; provided, however, that the provision of any leasehold improvement allowances may be taken into consideration as a factor in the determination of the Market Rental Rate, pursuant to the terms of subsection 31.3 below.

31.3.       As used in this Lease, “Market Rental Rate” shall mean the market annual net rental rate (exclusive of expense pass through additions, whether characterized as such or not, and exclusive of any portion of “base rentals” attributable to expenses or to an “expense stop”) per square foot of Net Rentable Area for the applicable space and for the time period as to which such rate is being determined, that a willing tenant would pay and a willing landlord would accept, in arm’s length bona fide negotiations (taking into consideration all relevant factors including, without limitation, the following factors: rent being charged in other first-class office buildings located in Dallas, Texas, for leases then being entered into for comparable space to the Premises in the comparable elevator bank for which the Market Rental Rate is being determined; location, quality, amenities, age and reputation of the buildings in which the space being compared is located; use and size of the space under comparison: location and/or floor level of the subject space and any comparison space within their respective buildings, including view, elevator lobby exposure, etc.; definition of “net rentable area applicable to the spaces; distinction (if any) between “gross” and “net” rental rates and type, base year or dollar amount for escalation purposes (both operating costs and real estate taxes) if the comparison is on a “gross” lease basis; any other adjustments (including through use of an index) to base rental; extent or services provided or to be provided; extent and condition of leasehold improvements in the subject space and in any comparison space; cost to tenant of relocating from the subject space to any alternative space -or savings from not moving to alternative space; abatements pertaining to the subject space and to any comparison space (including, with respect to base rental, operating expenses and/or real estate taxes); inclusion of parking charges in rental, if applicable; lease takeovers/assumptions by the landlord of the comparison space, if applicable; moving allowances granted, if any; relocation allowances granted, if any; club memberships granted, if any; construction, refurbishment and repainting allowances granted, if any; any other concessions or inducements; term or length of lease of subject space and of any comparison space; overall creditworthiness of Tenant and lessees in comparable space; the time the particular rental rate under consideration was agreed upon and became or is to become effective; and payment of a leasing commission, fees, bonuses or other compensation whether to Tenant’s representatives or to Landlord, or to any person or entity affiliated with Tenant or Landlord, or otherwise). Landlord and Tenant agree that bona fide written offers to lease comparable space located in the Building from third parties may be used as a factor in determining the Market Rental Rate.

Office Lease	Page 25

31.4.          Tenant may not assign the Renewal Option and no sublessee or assignee of Tenant may exercise the Renewal Option except as expressly provided for under Section 9 of this Lease.

32.         Defined Terms and Headings. The Article headings shown in this Lease are for convenience of reference and shall in no way define, increase, limit or describe the scope or intent of any provision of this Lease. Any indemnification or insurance of Landlord shall apply to and inure to the benefit of all the following “Landlord Entities,” being Landlord, Landlord’s investment manager, the trustees, boards of directors, officers, general partners, beneficiaries, stockholders, employees and agents of each of them. Any option grained to Landlord shall also include or be exercisable by Landlord’s trustee, beneficiary, agents and employees, as the case may be. In any case where this Lease is signed by more than one person, the obligations under this Lease shall be joint and several, The terms “Tenant” and “Landlord” or any pronoun used in place thereof shall indicate and include the masculine or feminine, the singular or plural number, individuals, firms or corporations, and each of their respective successors, executors, administrators and permitted assigns, according to the context hereof. The term “Net Rentable Area” shall mean the rentable area of the Premises or the Building, as calculated by the Landlord on the basis of the plans and specifications or the Building including a proportionate share of any common areas. Tenant hereby accepts and agrees to be bound by the figures for the rentable space footage of the Premises and Tenant’s Proportionate Share shown on the Reference Pages; however, Landlord may adjust either or both figures if there is manifest error, addition or subtraction to the Building or any business park or complex of which the Building is a part, remeasurement or other circumstance reasonably justifying adjustment. The term “Building” refers to the structure in which the Premises are located and the common areas (parking lots, sidewalks, landscaping, etc.) appurtenant thereto. If the Building is part of a larger complex of structures, the term “Building” may include the entire complex, where appropriate (such as shared Expenses, Insurance Costs or Taxes) and subject to Landlord’s reasonable discretion.

33.         Tenant’s Authority. If Tenant signs as a corporation, partnership, trust or other legal entity each of the persons executing this Lease on behalf of Tenant represents and warrants that Tenant has been and is qualified to do business in the state in which the Building is located, that the entity has Full right and authority to enter into this Lease, and that all persons signing on behalf’ of the entity were authorized to do so by appropriate actions. Tenant agrees to deliver to Landlord, simultaneously with the delivery or this Lease, a corporate resolution, proof of due authorization by partners, opinion of counsel or other appropriate documentation reasonably acceptable to Landlord evidencing the due authorization of Tenant to enter into this Lease.

34.         Financial Statements and Credit Reports. At Landlord’s request, Tenant shall deliver to Landlord a copy, waffled by an officer of Tenant as being a true and correct copy, of Tenant’s most recent audited financial statement, or, if unaudited, certified by Tenant’s chief financial officer as being true,. complete and correct in all material respects. Tenant hereby authorizes Landlord to obtain one or more credit reports on “tenant at any time, and shall execute such further authorizations as Landlord may reasonably require in order to obtain a credit report.

Office Lease	Page 26

35.         Commissions. Each of the parties represents and warrants to the other that it has not dealt with any broker or finder in connection with this Lease, except as described on the Reference Pages (whose commissions shall be paid by Landlord pursuant to separate written agreements). TENANT AND LANDLORD SHALL EACH INDEMNIFY THE OTHER AGAINST ALI. COSTS, EXPENSES, ATTORNEYS’ FEES. LIENS AND OTHER LIABILITY FOR COMMISSIONS OR OTHER COMPENSATION CLAIMED [3Y ANY BROKER OR AGENT CLAIMING THE SAME BY, THROUGH OR UNDER THE INDEMNIFYING PARTY, OTHER THAN THE BROKER(S) SPECIFICALLY IDENTIFIED ABOVE.

36.         Time and Applicable Law. Time is of the essence, of this Lease and all of its provisions. This Lease shall in all respects be governed by the laws of the state in which the 13uilding is located.

37.         Successors and Assigns. Subject to the provisions of Article 9, the terms, covenants and conditions contained in this Lease shall be binding upon and inure to the benefit of the heirs, successors, executors, administrators and assigns of the parties to this Lease.

38.         Entire Agreement. This Lease, together with its exhibits, contains all agreements of the parties to this Lease and supersedes any previous negotiations. There have been no representations made by Landlord or any of its representatives or understandings made between the parties other than those set forth in this Lease and its exhibits. This Lease may not be modified except by a written instrument duly executed by the parties to this Lease.

39.         Examination Not Option. Submission of this Lease shall not be deemed to be a reservation of the Premises. Landlord shall not be bound by this Lease until it has received a copy of this Lease duly executed by Tenant and has delivered to Tenant a copy of this Lease duly executed by Landlord, and until such delivery, Landlord reserves the right to exhibit and lease the Premises to other prospective tenants. Notwithstanding anything contained in this Lease to the contrary, Landlord may withhold delivery of possession of the Premises from Tenant until such time as Tenant has paid to Landlord any security deposit required by Article 4. the (first month’s rent as set forth in Article 3 and any sum owed pursuant to this Lease.

40.         Recordation. Tenant shall not record or register this Lease or a short form memorandum hereof without the prior written consent of Landlord, and then shall pay all chows and taxes incident to such recording or registration.

41.         Limitation of Landlord’s Liability. Redress for any claim against Landlord under this Lease shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building. ‘The obligations of Landlord under this Lease are riot intended to be and shall not be personally binding on, nor Shall any resort be had to the private properties of, any of its or its investment manager’s trustees, directors, officers, partners, beneficiaries, members, stockholders, employees, or agents, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.

42.         OFAC.

42.1.          Pursuant to United States Presidential Executive Order 13224 (“Executive Order”) and related regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury, U.S. persons and entities are prohibited from transacting business with persons or entities who, from time to time. arc determined to have committed, or to pose a risk of committing or supporting terrorist acts, narcotics trafficking, money laundering and related crimes. Those persons and entities are identified on a list of Specially Designated Nationals and Blocked Persons published and regulated by OFAC. The names, including aliases, of these persons or entities (“Blocked Persons”) are updated frequently. In addition, OFAC enforces other Executive Orders which, from time to time, impose restrictions on transactions with, or involving certain countries.

Office Lease	Page 27

42.2.          Tenant represents and warrants that Tenant is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, group, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by OFAC and that it is not engaged in this transaction, directly or indirectly, on behalf or, or instigating or facilitating this transaction, directly or indirectly, on behalf of any such person, group, entity, or nation.

43.         Mold. Tenant, at its sole cost and expense, shall regularly monitor the Premises for the presence of mold or any conditions that reasonably can be expected to give rise to mold, such as by way of example but not limitation, water damage, mold growth, repeated complaints of respiratory ailments or eye irritation by persons occupying the Premises or any notice from a governmental authority of complaints of indoor air quality at the Premises. If Tenant discovers the existence of any mold or conditions referred to above, Tenant shall notify landlord and retain an industrial hygienist or other professional mold consultant to conduct an inspection and prepare a report for Tenant and Landlord. If the inspection report concludes that mold is present in the Premises and such presence is not due to the negligence or willful misconduct of Landlord, Tenant will be responsible for the cost of such inspection and the cost of remediation. If the inspection report concludes that mold is present in the Premises due to the negligence or willful misconduct of Landlord, Landlord will be responsible for the cost of such inspection and the cost of remediation to the extent of Landlord’s responsibility for the presence of mold at or within the Premises. Any remediation plan will be subject to the approval of Landlord, which approval will not be unreasonably withheld or delayed. If the inspection report concludes that mold is present in the Premises, Tenant will hire a contractor that specializes in mold remediation to prepare a remediation plan for the Premises. Upon Landlord’s approval of the plan, the contractor will promptly carry out the work contemplated in the plan in accordance with applicable law. To the extent required by applicable state or local health or safety requirements, occupants and visitors to the Premises will be notified of the conditions and the schedule for the remediation. Landlord shall have a reasonable opportunity to inspect the remediated portion of the Premises after completion of the remediation. The contractor performing the remediation shall provide a written certification to Landlord and Tenant that the remediation has been completed in accordance with applicable law.

44.         Waiver of Rights Under the DPTA. AS A MATERIAL CONSIDERATION FOR LANDLORD’S ENTERING INTO THIS LEASE, TENANT HEREBY WAIVES ITS RIGIITS UNDER THE DECEPTIVE TRADE PRACTICE’S-CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., TEXAS BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, TENANT VOLUNTARILY CONSENTS To Tins WAIVER.

45.         Waiver of Rights Under Section 93.012 of the Texas Property Code. Landlord and Tenant are knowledgeable and experienced in commercial transactions and hereby agree that the provisions of this Lease for determining any charges and/or amounts, including, without limitation, Expenses. Electrical Charge, Insurance and Taxes payable by Tenant (including, without limitation, payments under Article 3 and Article 4 of this Lease) are commercially reasonable and valid even though such methods may not slate a precise mathematical formula for determining such charges. ACCORDINGLY, TENANT VOLUNTARILY AND KNOWINGLY WAIVES ALL, RIGHTS AND I3ENEFITS OF TENANT UNDER SECTION 93.012 OF THE TEXAS PROPERTY CODE AS SUCH SECTION NOW EXISTS OR AS MAY BE HEREAFTER AMENDED OR SUCCEEDED.

[Signature Page Follows]

Office Lease	Page 28

LANDLORD:	TENANT:

MUSREF 13727 NOEL LP, a Washington	EQUITYMETRIX, LLC, a Texas limited
limited partnership	liability company

By:	MUSREF GP 13727 Noel LLC, its general partner

By:	Metzler Management, Inc., its manager	By:
Name:
Title:

By:
	Name:	Dated: ___________________________________, 2009
Title:

Dated:_______________________________, 2009

Office Lease	Signature Page

EXHIBIT A – FLOOR PLAN DEPICTING THE PREMISES

attached to and made a part of Lease bearing the

Effective Date of March 25, 2009 between

MUSREF 13727 NOEL, LP, as Landlord and

EQUITYMETRIX, LLC, as Tenant

[See Next Page]

Exhibit A is intended only to show the general layout of the Premises as of the beginning of the Term of this Lease. It does not in any way supersede any of Landlord’s rights set forth in Article 17 with respect to arrangements and/or locations of public parts of the Building and changes in such arrangements and/or locations. It is not to be scaled; any measurements or distances shown should be taken as approximate.

Office Lease – Exhibit A	Page A-1

COLLECTIONS OFFICE
±13'X15'
FILE/
SERVER/
AREA
±8'X15'
OFFICE
±9'6"X15'
OFFICE
±9'6"X15'
BREAKROOM
±9'6"X15'
REF
CONFERENCE ROOM
±24'6"X15'
A4
PHONE/
STORAGE
±8'10"X5'
ANALYST
±21'6"X14'10"
SCANNING/RECONCILIATION
±24'X24'
ADMIN.
±15'6"X15'
6'X6'
6'X6'
PROGRAMMERS
±12'6"X20'
A6
A6
A5
0
5'
10'
SCALE

LEGEND

SYMBOL	DESCRIPTION
	NEW BUILDING STANDARD DEMISING WALL
	NEW BUILDING STANDARD WALL
	EXISTING WALL
	WALL TO BE DEMOLISHED
	NEW CORRIDOR WALL
	NEW DOOR WITH LOCKSET
	NEW DOOR WITH LOCKSET AND CLOSER
	FLOOR FINISH CHANGE
	DUPLEX WALL OUTLET
	VOICE/DATA WALL OUTLET
	FLUSH FLOOR MOUNTED COMBINATION ELECTRICAL/TELE/DATA POKE-THRU DEVICE
EX	EXISTING TO REMAIN
DC	DEDICATED ELECTRICAL CIRCUIT

ALTERNATE PRICING NOTES / PRICE SEPARATELY

A1. PROVIDE NEW BUILDING STANDARD PAINT THROUGHOUT. ALL EXISTING MARKER SURFACES ARE TO REMAIN AND NOT BE PAINTED.

A2. PROVIDE CARPET AND BASE PATCH AT AREAS OF DEMOLITION AND NEW CONSTRUCTION. MATCH EXISTING.

A3. PRICE TO REMOVE ALL CARPET AND BASE THROUGHOUT. LION. PROVIDE NEW BUILDING STANDARD CARPET AND 4" EDGE BOUND BASE. PROVIDE $15/YD MATERIALS ALLOWANCE.

A4. PRICE TO PROVIDE WALKER RC3 SERIES FLUSH MOUNTED FLOOR OUTLET TO ACCOMMODATE ELECTRICAL, PHONE AND DATA RECEPTACLES. COORDINATE WITH TENANT FOR EXACT REQUIREMENTS AND FINAL LOCATION.

A5. PROVIDE FULL HEIGHT X FULL WIDTH FROSTED FILM AT EXISTING GLASS ENTRY DOOR.

A6. PROVIDE CEILING BLOCKING AND POWER FOR TENANT PROVIDED/TENANT INSTALLED CARD READER. COORDINATE WITH TENANT AND TENANT'S SECURITY VENDOR FOR EXACT REQUIREMENTS.

7TH FLOOR
KEY PLAN

INTERPRISE
The Design Resource

Interiors • Planning • Graphics

GALLERIA
TOWER II

CAPSTAR

13727 NOEL ROAD
DALLAS, TX 75240

02-11-09

ELYE NWANAJI
TEXAS REGISTERED INTERIOR DESIGNER
TBAE REGISTRATION NO. 9733
02-11-09
NOT TO BE USED FOR REGULATORY APPROVAL, PERMIT OR CONSTRUCTION.

EQUITYMETRIX, LLC
SUITE 750

SPACE PLAN #1

02-11-09 | 1/8"=1'-0"

SR | EAN

2,855 | 3,345

0243-1226-16

SP#1

Office Lease – Exhibit A	Page A-2

EXHIBIT A–1 – SITE PLAN

attached to and made a part of Lease bearing the

Effective Date of March 25, 2009 between

MUSREF 13727 NOEL, LP, as Landlord and

EQUITYMETRIX, LLC, as Tenant

Exhibit A–1 is intended only to show the general layout of the Premises as of the beginning of the Term of this Lease. It does not in any way supersede any of Landlord’s rights set forth in Article 17 with respect to arrangements and/or locations of public parts of the Building and changes in such arrangements and/or locations. It is not to be scaled; any measurements or distances shown should be taken as approximate.

Office Lease – Exhibit A–1	Page A1-1

EXHIBIT B – INITIAL ALTERATIONS

attached to and made a part of Lease bearing the

Effective Date of March 25, 2009 between

MUSREF 13727 NOEL, LP, as Landlord and

EQUITYMETRIX, LLC, as Tenant

“As-Is.” Tenant shall take the Premises in its “as-is” condition except for certain leasehold improvements comprising the Work (as hereinafter defined) to the Premises, which shall be completed in accordance with die terms of this Exhibit B.

Plans and Specifications.

1.          Drawings. Landlord shall cause its space planner and engineering firm to prepare all plans, mechanical, electrical and plumbing drawings and specifications (the “Drawings”) necessary to construct the improvements of the Premises (the “Work”), The cost of the Drawings shall be paid out of the Construction Allowance (hereinafter defined). Tenant shall provide its response to the Drawings within five (5) business days of its receipt of the Drawings. If Landlord approves such response, or any changes requested thereunder, then Landlord shall promptly revise the Drawings and resubmit the same to Tenant. Tenant shall provide its response to the resubmitted Drawings within three (3) business days of its receipt thereof and this process shall be repeated until the Drawings are in final approved form. Any delay on the part of Tenant to timely deliver its responses as required hereunder shall constitute a Tenant Delay. Approval by Landlord of the Drawings does not constitute a representation or warranty of Landlord that the Drawings are adequate for any use, purpose, or conditions, or that the Drawings comply with any applicable law or code, but shall merely be the consent of Landlord to the performance of the Work.

2.          Changes. After approval of the Drawings, Landlord and Tenant shall initial the Drawings. Tenant may from time to time make changes to the Drawings by delivering written notice to Landlord, specifying in detail the requested change. If Tenant requests any changes to any submitted Drawings and, if landlord approves such requested changes, then (1) before any such change will be made, Tenant shall pay. out of the Construction Allowance (hereinafter defined), the difference between (A) all additional costs in designing and constructing the Work as a result of any such changes and (B) any reductions in costs in designing and constructing the Work realized in connection with other change orders and (2) all delays in designing and constructing the Work caused by such changes shall constitute a Tenant Delay.

3.          Construction of the Work. Landlord will request bids from three (3) general contractors mutually acceptable to Landlord and Tenant and furnish written price estimates to Tenant. Upon receipt, Tenant shall promptly review such estimates and complete negotiations with Landlord for any changes or adjustments thereto. Within five (5) business days after such receipt, Tenant shall return the estimates with written approval to Landlord. If Tenant fails to give its approval within such five (5) business day period, the lowest competent estimates will be deemed approved by Tenant. The Work shall be performed using Building standard materials unless otherwise stated in the Drawings. The general contractor shall be responsible for obtaining any permits, licenses and governmental approvals required for the construction of the Work. Tenant shall be responsible for obtaining any required certificate of occupancy and the nonavailability oldie same for reasons related directly or indirectly to or arising from Tenant’s use or proposed use or occupancy of the Premises shall not delay Substantial Completion (defined below) or the Commencement Date. It shall be a matter for Tenant to satisfy itself that the Work is in compliance with applicable laws. LANDLORD ASSUMES NO LIABILITY FOR SPECIAL, CONSEQUENTIAL, OR INCIDENTAL DAMAGES OF ANY KIND WHATSOEVER IN CONNECTION win! T1-IE DESIGN OR CONSTRUCTION OF THE WORK AND THE OBTAINING OF PERMITS, LICENSES ANI) APPROVALS, AND MAKES NO REPRESENTATIONS, WARRANTIES, OR GUARANTIES REGARDING THE SAME, EXPRESSED OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTA1311,ITY, COMPLIANCE WITH APPLICABLE LAWS, FITNESS FOR A PARTICULAR PURPOSE, OR HABITABILITY AND AI,I, IMPLIED WARRANTIES WITH RESPECT THERETO, INCLUDING BUT NOT LIMITED TO THOSE OF MERCHANTABILITY ANI) FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY NEGATF.D AND WAIVED.

Office Lease – Exhibit B	Page B-1

4.          Definitions. ‘Tenant Delay” shall mean any delay which is the result of: (a) Tenant’s failure to agree to plans and specifications and/or construction cost estimates or bids; (b) Tenant’s request for materials, finishes or installations other than Landlord’s standard except those, if any, that Landlord shall have expressly agreed to furnish without extension of time agreed by Landlord; (c) Tenant’s change in any plans or specifications; or, (d) performance or completion by a party employed by Tenant (each of the foregoing, a “Tenant Delay”). if any delay is the result of a Tenant Delay, the Commencement Date and the payment of rent under this Lease shall be accelerated by the number of days of such Tenant Delay.

“Substantial Completion” shall occur when each of the following conditions is satisfied: the Work is substantially completed in accordance with the Drawings as certified by Landlord’s space planner: the Premises may be occupied; and Landlord has tendered to Tenant physical possession thereof Substantial Completion shall have occurred even though minor details of construction and mechanical adjustments remain to be completed by Landlord. Tenant shall prepare and deliver to Landlord a punch list of incomplete items within ten (10) days after Substantial Completion and Landlord shall use all reasonable efforts to complete such items within ninety (90) days thereafter, except as to such items that, by their nature, will take a longer period to complete as set forth in the punch fiat. Landlord shall not be obligated to engage overtime labor in order to complete such items.

5.          Construction Costs. Tenant shall bear the entire cost of performing the Work, including, without limitation, the cost of (i) Tenant’s relocation and cabling expenses not to exceed in the aggregate $2.00 per square foot of Net Rentable Area in the Premises, (ii) design of the Work, (iii) costs of preparation of the Drawings (including all costs related thereto and incurred by Landlord prior to the Effective Date), (iv) costs or construction labor and materials; (v) all other amounts payable to the general contractor, (vi) costs of consulting, surveying and permitting lees, (vii) architectural and engineering fees, (viii) additional janitorial services, (ix) building standard suite and directory signage, (x) related taxes and insurance costs, all of which costs arc herein collectively called the “Total Construction Costs” in excess of the Construction Allowance (hereinafter defined). Landlord will provide Tenant with a reasonably detailed itemization of the Total Construction Costs, Prior to commencement of the Work, if applicable, Tenant shall pay to Landlord, within ten (10) days after receipt of an invoice or invoices therefore, an amount equal to the estimated Total Construction Costs, less the Construction Allowance. Prior to Substantial Completion, if applicable, Tenant shall pay to Landlord within ten (10) days after receipt of an invoice or invoices therefore, an amount equal to the Total Construction Costs (as adjusted for any approved changes to the Work), less (1) the amount of any payments already made by Tenant, (2) the amount of the Construction Allowance, and (3) the cost reasonably estimated by Landlord for completing all “punch list” items; finally, upon completion of the punch list items, Tenant shall pay to Landlord the costs incurred in completing the same. Any late payment of amounts due under this Exhibit B shall bear interest or be subject to a charge as set forth in Section 3 of the Lease.

Office Lease – Exhibit B	Page B-2

6.          Construction Allowance. Landlord shall provide to Tenant a construction allowance (the “Construction Allowance”) being an amount not exceeding 550,175.00 calculated at the rate of $15.00 per square foot or Net Rentable Area in the Premises. If the Construction Allowance has not been fully disbursed within thirty (30) days of the Effective Date, provided an Event of Default is not in existence, fifty percent (50%) of any remaining balance of the Construction Allowance may be applied toward the next due payments of Monthly Installment or Rent if, and only if, Landlord receives written notice from Tenant within ten (10) days thereof requesting the same and certifying that Tenant will not submit any additional requests for disbursements of the Construction Allowance. The other fifty percent (50%) of any remaining balance of the Construction Allowance together with any remaining balance of the Construction Allowance Tenant has not requested and been entitled to as set forth above shall become the property of Landlord and Tenant shall forever lose any right or claim to such remaining balance. Notwithstanding the foregoing, in no event shall Tenant he entitled to any disbursements of any remaining balance. In no. event shall Landlord be obligated under this subsection for an amount in excess of the Construction Allowance. Additionally, Landlord shall be permitted to offset against the undisbursed Construction Allowance any amounts past due to Landlord by Tenant under the Lease.

7.          Construction Management Fee. Landlord, or its designated agent or representative, shall supervise the Work, contract with the general contractor, make disbursements required to be made to the contractor, act EIS a liaison between the general contractor and Tenant and coordinate the relationship between the Work, the Building, and the Building’s systems. In consideration for Landlord’s construction supervision services, Tenant shall pay to Landlord a construction management fee equal to five percent (5%) of the Total Construction Costs. Such construction management fee shall be paid by Tenant upon Substantial Completion of the Work and within ten (10) days after delivery by Landlord of an invoice therefore.

8.          Early Access. Tenant shall be allowed early access prior to the Commencement Date for the sole purpose of installation of telecommunication equipment and furniture provided that (i) any delay in Substantial Completion arising from such early occupancy by Tenant, its, employees, contractors, invitees, or agents shall constitute a Tenant Delay, (ii) satisfactory evidence of insurance as required by Article 11 of this Lease shall first have been provided to Landlord and (iii) there shall be harmonious union labor relations between the contractors, subcontractors, suppliers and vendors on site and no disruption of the Work arising from Tenant’s early occupancy hereunder shall be permitted.

Office Lease – Exhibit B	Page B-3

EXHIBIT C – RULES AND REGULATIONS

attached to and made a part of Lease bearing the

Effective Date of March 25, 2009 between

MUSREF 13727 NOEL, LP, as Landlord and

EQUITYMETRIX, LLC, as Tenant

1.          No sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside or inside of the Building without the prior written consent of the Landlord. Landlord shall have the right to remove, at Tenant’s expense and without notice, any sip installed or displayed in violation of this rule. All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at Tenant’s expense by a vendor designated or approved by Landlord. In addition, Landlord reserves the right to change from time to time the format or the signs or lettering and to require previously approved signs or lettering to be appropriately altered.

2.          If Landlord objects in writing to any curtains, blinds, shades or screens attached to or hung in or used in connection with any window or door of the Premises, Tenant shall immediately discontinue such use. No awning shall be permitted on any part of the Premises. Tenant shall not place anything or allow anything to be placed against or near any glass partitions or doors or windows which may appear unsightly, .in the opinion of Landlord, from outside the Premises.

3.          Tenant shall not obstruct any sidewalks, halls, passages, exits, entrances, elevators, or stairways of the Building. No tenant and no employee or invitee of any tenant shall go upon the roof of the Building.

4.          Any directory of the Building, if provided, will be exclusively for the display of the name and location of tenants only and Landlord reserves the right to exclude any other names. Landlord reserves the right to charge for tenant’s directory listing.

5.          All cleaning and janitorial services for the l3ttilding and the Premises shall be provided exclusively through Landlord. Tenant shall not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of the Premises. Landlord shall not in any way be responsible to any tenant for any loss or property on the Premises, however occurring, or for any damage to any tenant’s property by the janitor or any other employee or any other person.

6.          The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed. No foreign substance of any kind whatsoever shall be thrown into any of them and the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or invitees, shall have caused it.

7.          Tenant shall store all its trash and garbage within its Premises. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord. Tenant will comply with any and all recycling procedures designated by Landlord,

8.          Landlord will furnish Tenant two (2) keys free of charge to each door in the premises that has a passage way lock. Landlord may charge Tenant a reasonable amount for any additional keys, and Tenant shall not make or have made additional keys on its own. Tenant shall not alter any lock or install a new or additional lock or bolt on any door of its Premises. Tenant, upon the termination of its tenancy, shall deliver to Landlord the keys of all doors which have been furnished to Tenant, and in the event or loss of any keys so furnished, shall pay Landlord therefor.

Office Lease – Exhibit C	Page C-1

9.          If Tenant requires telephone, data, burglar alarm or similar service, the cost of purchasing, installing and maintaining such service shall be borne solely by Tenant. No boring or cutting for wires will be allowed without the prior written consent of Landlord.

10.         No equipment, materials, furniture, packages, bulk supplies, merchandise or other property will be received in the Building or carried in the elevators except between such hours and in such elevators as may be designated by Landlord. The persons employed to move such equipment or materials in or out of the Building must be acceptable to Landlord.

11.         Tenant shall not place a load upon any floor which exceeds the load per square foot which such floor was designed to carry and which is allowed by law. Heavy objects shall stand on such platforms as determined by Landlord to be necessary to properly distribute the weight. Business machines and mechanical equipment belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the Building or to any space in the Building to such a degree as to be objectionable to Landlord or to any tenants shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate the noise or vibration. Landlord will not be responsible for loss of or damage to any such equipment or other• property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.

12.         Landlord shall in all cases retain the right to control and prevent access to the Building of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation or interests of the Building and its tenants, provided that nothing contained in this rule shall be construed to prevent such access to persons with whom any tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. Landlord reserves the right to exclude from the Building between the hours of 6 p.m. and 7 a.m. the following day, or such other hours as may be established from time to time by 1.andlord, and on Sundays and legal holidays, any person unless that person is known to the person or employee in charge of the Building and has a Pass or is properly identified. Tenant shalt be responsible for all poisons for whom it requests passes and shall be liable to Landlord for all nets of such persons. Landlord shall not be liable for damages for any error with regard to the admission to or exclusion from the Building of any person.

13.         Tenant shall not use any method of heating or air conditioning other than that supplied or approved in writing by Landlord.

14.         Tenant shall not waste electricity, water or air conditioning. Tenant shall keep corridor doors closed. Tenant shall close and lock the doors of its Premises and entirely shut off all water faucets or other water apparatus and electricity, gas or air outlets before Tenant and its employees leave the Premises. Tenant shall be responsible for any damage or injuries sustained by other tenants or occupants of the Building or by Landlord for noncompliance with this rule.

15.         Tenant shall not install any radio or television antenna, satellite dish, loudspeaker or other device on the roof or exterior walls of the Building without landlord’s prior written consent, which consent may be withheld in Landlords sole discretion, and which consent may in any event be conditioned upon Tenant’s execution of Landlord’s standard form of license agreement. Tenant shall be responsible for any interference caused by such installation.

Office Lease – Exhibit C	Page C-2

16.         Tenant shall not mark, drive nails, screw or drill into the partitions, woodwork, plaster, or drywall (except for pictures, tack boards and similar office uses) or in any way deface the Premises. Tenant shall not cut or bore holes for wires, Tenant shall not affix any floor covering to the floor of the Premises in any manner except as approved by Landlord. ‘rennin shall repair any damage resulting from noncompliance with this rule.

17.         Tenant shall not install, maintain or operate .upon the Premises any vending machine without Landlord’s prior written consent, except that Tenant may install food and drink vending machines solely for the convenience of its employees.

18.         No cooking shall be done or permitted by any tenant on the Premises, except that approved microwave ovens or equipment for brewing coffee, tea, hot chocolate and similar beverages shall be permitted provided that such equipment and use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations.

19.         Tenant shall not use in any space or in the public halls of the Building any hand trucks except those equipped with the rubber tires and side guards or such other material-handling equipment as Landlord may approve. Tenant shall not bring any other vehicles of any kind into the Building.

20.         Tenant shall not permit any motor vehicles to be washed or mechanical work or maintenance of motor vehicles to be performed in any parking lot.

21.         Tenant shall not use the name of the Building or any photograph or likeness of the Building in connection with or in promoting or advertising Tenant’s business. except that Tenant may include the Building name in Tenant’s address. Landlord shall have the right, exercisable without notice and without liability to any tenant. to change the name and address of the Building.

22.         Tenant requests for services must be submitted to the Building office by an authorized individual. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instruction from Landlord, and no employee of Landlord will admit any person (Tenant or otherwise) to any office without specific instructions from Landlord.

23.         Tenant shall not permit smoking or carrying of lighted cigarettes or cigars other than in areas designated by Landlord as smoking areas.

24.         Canvassing, soliciting, distribution of handbills or any other written material in the Building is prohibited and each tenant shall cooperate to prevent the same, No tenant shall solicit business from other tenants or permit the sale of any good or merchandise in the Building, without the written consent or Landlord.

25.         Tenant shall not permit any animals other than service animals, e.g. seeing eye dogs, to be brought or kept in or about the Premises or any common area of the Building.

26.         These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of any premises in the Building. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Building.

Office Lease – Exhibit C	Page C-3

27.         Landlord reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for safety and security, for care and cleanliness of the Building, and for the preservation of good order in and about the Building. Tenant agrees to abide by all such rules and regulations herein stated and any additional rules and regulations which are adopted. Tenant shall be responsible for the observance of all of the foregoing rules by Tenant’s employees, agents, clients, customers, invitees and guests.

Office Lease – Exhibit C	Page C-4

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of the 3rd day of February, 2010 (the “Effective Date”), by and between MUSREF 13727 NOEL, L.P., a Washington limited partnership (“Landlord”) and EQUITYMETRIX, LLC, a Texas limited liability company (“Tenant”).

Recitals

A.            By that certain Lease dated as of April 14, 2009 (the “Lease”), between Landlord and Tenant, the Premises therein described and comprising three thousand three hundred forty-five (3,345) .square feet of Net Rentable Area on the 7th Floor in the Building (as defined in the Lease) commonly known as Galleria North Tower II, located at 13727 Noel Road, in Dallas County, Texas, were leased to Tenant upon the terms and subject to the conditions contained in the Lease.

B.             Landlord and Tenant now desire to amend the Lease to expand the Premises and to modify certain other provisions of the Lease as set forth herein but not otherwise.

Agreement

NOW, THEREFORE, for and in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Landlord and Tenant, intending to be and being legally bound, do hereby agree as follows:

1.             Defined Terms. All capitalized terms used herein and not defined herein have the meanings set forth in the Lease.

2.             Expansion of Premises.

(a)          Commencing on the Expansion Rent Commencement Date (as defined in Paragraph 3 below), the Premises shall be automatically expanded to include approximately (A) two thousand two hundred nine (2,209) square feet of Net Rentable Area located on the 7th Floor in the Building and (B) ninety-nine (99) square feet of Net Rentable Area located in the interior server room on the 7th Floor in the Building, for a total of two thousand three hundred eight (2,308) square feet of Net Rentable Area as shown on Exhibit A attached hereto and made a part hereof (collectively, the “Expansion Premises”), such that the total Net Rentable Area of the Premises as of the Expansion Rent Commencement Date shall be five thousand six hundred fifty-three (5,653) square feet of Net Rentable Area. The Expansion Premises shall he added to and become part of the Premises for all purposes of the Lease without any further action on behalf of Landlord or Tenant and shall be subject to all of the terms and conditions of the Lease applicable to the Premises, including without limitation, Tenants obligation to pay the Annual Rent, any Rent Adjustments, the Electrical Charge, and Tenant’s Proportionate Share of any excess Expenses, Taxes and Insurance Costs in accordance with Articles 3 and 4 of the Lease, subject to the modifications contained in this Amendment. For the purposes of this Amendment, the term “Existing Premises” shall mean the Premises excluding the Expansion Premises.

(b)          Notwithstanding anything to the contrary set forth in this Amendment, if the Expansion Rent Commencement Date is delayed for any reason (including without limitation, the failure by any current tenant or occupant of any portion of the Expansion Premises to vacate any portion of the Expansion Premises), Landlord shall not be liable or responsible for any claims, damages or liabilities in connection therewith or by reason thereof, nor shall such delay constitute a default by Landlord under the Lease.

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(c)          Notwithstanding the foregoing, the Annual Rent, Rent Adjustment, Electrical Charge and Tenant’s Proportionate Share of any excess Expenses, Taxes and Insurance Costs shall not commence to be payable until the Expansion Rent Commencement Date.

3.             Lease Term for Expansion Premises. The lease term for the Expansion Premises (the “Expansion Term”) shall commence upon the earlier to occur of (i) the date on which the Expansion Premises Alterations are Substantially Complete (as defined in Exhibit B to the Lease), (ii) the date on which the Expansion Premises Alterations would have been Substantially Complete but for Tenant Delay (as defined in Exhibit B to the Lease), or (3) the date Tenant takes possession of any portion of the Expansion Premises for purposes of conducting business (such date, the “Expansion Rent Commencement Date”) and shall be coterminous with the term of the Lease as to the remainder of the Premises, expiring on October 31, 2014 (the “Expiration Date”).

4.             Base Rental.

(a)          Commencing on the Expansion Rent Commencement Date, the Annual Rent, Rent Adjustment, Electrical Charge and Tenant’s Proportionate Share of any excess Expenses, Taxes and Insurance Costs as to the Expansion Premises only (which amounts shall be in addition to and not in lieu the Annual Rent, Rent Adjustment, Electrical Charge and Tenant’s Proportionate Share of any excess Expenses, Taxes and Insurance Costs payable as to the Existing Premises) shall be determined in accordance with the provisions of this Paragraph 4. The Annual Rent, Rent Adjustment, Electrical Charge and Tenant’s Proportionate Share of any excess Expenses, Taxes and Insurance Costs as to the Expansion Premises shall be payable in accordance with the timing and procedures applicable thereto pursuant to Article 3 of the Lease.

(b)          With respect to the Expansion Premises only, Tenant shall pay as the Annual Rent an annual amount equal to the (i) Annual Rent Rate for the applicable period identified below, multiplied by (ii) the number of square feet of Net Rentable Area comprising the Expansion Premises.

Period		Annual Rent Rate	Annual	Monthly
from	through	Per Square Foot	Rent	installment of Rent
Expansion Rent Commencement Date	October 31, 2010	$24.00	$55,392.00	$4,616.00
November 1,2010	October 31, 2011	$24.50	$56,546.00	$4,712.17
November 1, 2011	October 31, 2012	$25.00	$57,700.00	$4,808.33
November 1, 2012	October 31, 2013	$25.50	$58,854.00	$4,904.50
November 1, 2013	Expiration Date	$26.00	$60,008.00	$5,000.67

(c)          With respect to the Expansion Premises, commencing on the Expansion Rent Commencement Date, Tenant shall also pay any Rent Adjustments, the Electrical Charge, and Tenant’s Proportionate Share of any excess Expenses, Taxes and Insurance Costs in accordance with Articles 3 and 4 of the Lease, subject, to the modifications contained in this Amendment.

5.          Base Year. With respect to the Expansion Premises only, the Lease Reference Pages of the Lease shall be amended to provide that the Base Year (Expenses), Base Year (Insurance), and Base Year (Taxes) shall be the calendar year 2010. The Base Year (Expenses), Base Year (Insurance), and Base Year (Taxes) shall remain the calendar year 2009 with respect to the Existing Premises.

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6.             Condition of Expansion Premises. Tenant has made a complete examination and inspection of the Expansion Premises and accepts the same in its current, as-is condition, without recourse to Landlord, and Landlord shall have no obligation to complete any improvements to the Leased Premises (including the Expansion Premises) (except as provided in Paragraph 7 below). ADDITIONALLY, LANDLORD SHALL MAKE NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE LEASEHOLD IMPROVEMENTS IN THE PREMISES (INCLUDING THE EXPANSION PREMISES). ALL IMPLIED WARRANTIES WITH RESPECT THERETO, INCLUDING BUT NOT LIMITED TO THOSE OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY NEGATED AND WAIVED.

7.             Expansion Premises Alterations. Notwithstanding the construction and completion of any previous tenant improvements, or Landlord’s provision of any prior tenant improvement allowances, Landlord and Tenant agree that Landlord shall construct certain alterations and physical additions in and to the Expansion Premises (the “Expansion Premises Alterations”), in accordance with this Paragraph 7. The construction and completion of the Expansion Premises Alterations and Landlord’s provision of a tenant improvement allowances in connection therewith shall be governed by the terms and conditions of the Initial Alteration Work Letter attached as Exhibit B to the Lease (the “Work Letter”), except as amended herein. For purposes of the Expansion Premises Alterations only, the Work Letter is hereby amended as follows.

(a)          All references in the Work Letter to the “Premises” shall be deleted and references to the “Expansion Premises” substituted therefor.

(b)          Paragraph 5 of the Work Letter shall be amended by deleting clauses (ii), ( iii), (viii) and (x) thereof.

(c)          Paragraph 6 of the Work shall be hereby deleted and the following substituted therefor:

6.          Construction Allowance. Landlord shall provide to Tenant a construction allowance (the “Expansion Construction Allowance”) to be applied against the Total Construction Costs in an amount not exceeding $29,427.00 calculated at the rate of $12.75 per square foot of Net Rentable Area in the Expansion Premises. If the Construction Allowance has not been fully disbursed within ninety (90) days of the Expansion Rent Commencement Date, any remaining balance of the Expansion Construction Allowance Tenant has not applied against the Total Construction Costs shall become the property of Landlord and Tenant shall forever lose any right or claim to such remaining balance. Notwithstanding the foregoing, in no event shall Tenant he entitled to any disbursements of any remaining balance. In no event shall Landlord be obligated under this subsection for an amount in excess or the Construction Allowance. Additionally, Landlord shall be permitted to offset against the undisbursed Construction Allowance any amounts past due to Landlord by Tenant under the Lease.

(d)          Paragraph 8 of the Work Letter shall be deleted in its entirety.

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8.             Public Corridor Extension. Landlord shall construct, alter and/or extend the public corridor located on the 7th Floor of the Building utilizing Building standard materials in compliance with fire code requirements existing as of the Effective Date (the “Public Corridor Extension”), at Landlord’s sole cost and expense. Landlord shall use commercially reasonable efforts to complete the Public Corridor Extension simultaneously with the completion of the Expansion Premises Alterations. Notwithstanding the foregoing, Tenant understands and agrees that the Public Corridor Extension may not be completed on or before the completion of the Expansion Premises Alterations and in no event shall Landlord be required to complete such Public Corridor Extension on or before the completion of the Expansion Premises Alterations.

9.             Parking.

(a)          Commencing as of the Expansion Rent Commencement Date and continuing through the Expansion Term, the Lease Reference Pages and Article 30 of the Lease shall be amended to provide that in addition to the Parking Permits provided for therein, Landlord shall furnish to Tenant, and Tenant shall pay for and lease from Landlord, nine (9) additional permits allowing access to unreserved parking spaces (the “Expansion Permits”), subject to the terms of Article 30 of the Lease, as modified by this Amendment. Such Expansion Permits shall be added to and become a part of the Parking Permits for all purposes of the Lease, including without limitation Tenant’s obligation to pay Parking Rental therefor.

(b)          In addition, commencing as of the Expansion Rent Commencement Date and continuing through the Expansion Term, Landlord agrees to furnish and Tenant agrees to pay for and lease, up to eight (8) additional permits allowing access to unreserved parking spaces (the “Optional Permits”), upon Tenant’s prior written request. Tenant shall have no obligation to pay Parking Rental for any Optional Permits until such time as Tenant has requested such Optional Permits and Landlord has provided such Optional Permits. Notwithstanding the foregoing, Tenant may, with the delivery of thirty (30) days written notice, elect to terminate, and no longer lease, any or all of the Optional Permits. Tenant may request to lease again any such Optional Permits previously leased by and then terminated by Tenant by notifying Landlord in writing of the number of such previously terminated Optional Permits desired by Tenant and the date (which date shall be no earlier than thirty (30) days after the date of Landlord’s receipt of such notification) upon which Tenant desires the use of such previously terminated Optional Permits. If, following receipt of Tenant’s written notification, Landlord, in its sole discretion, determines that spaces for the previously terminated Optional Permits are available for use by Tenant, Landlord shall, within fifteen (15) days after receipt of Tenant’s written notification, inform Tenant of the number of such available Optional Permits. If Tenant exercises its right to lease again such previously terminated Optional Permits, the renewed leasing of such Optional Permits shall be terminable by Tenant upon thirty (30) days written notice to Landlord. Notwithstanding anything herein to the contrary, the renewed leasing of any such Optional Permits shall he terminable by Landlord upon thirty (30) clays written notice to Tenant. Such Optional Permits (if any) shall be added to and become a part of the Parking Permits for all purposes of the Lease, including without limitation Tenant’s obligation to pay Parking Rental therefor.

(c)          Notwithstanding the foregoing, provided an Event of Default has not occurred under the Lease, the Parking Rental due and payable with respect to the Expansion Permits shall abate as to the Expansion Permits only from the Expansion Rent Commencement Date through and until the end of the twenty-fourth Lease Month following the Expansion Rent Commencement Date. Commencing on the first day of the twenty-fifth Lease Month following the Expansion Rent Commencement Date, such abatement shall cease and Tenant shall thereupon commence paying to Landlord the full amount or Parking Rental with respect to the Expansion Permits, without regard to the preceding sentence. Notwithstanding anything herein to the contrary, in no event shall the Parking Rental due and payable with respect to the Optional Permits (if any) abate and Tenant shall pay to Landlord the full amount of Parking Rental due and payable with respect to the Optional Permits (if any) at all times during the Expansion Term.

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10.           Renewal Option. Landlord and Tenant agree that the Expansion Premises shall be a part of the Premises for all purposes of Section 31 of the Lease.

11.           Full Force and Effect. In the event any of the terms of the Lease conflict with the terms of this Amendment, the terms of this Amendment shall control. Except as amended hereby, all terms and conditions of the Lease shall remain in full force and effect, and Landlord and Tenant hereby ratify and confirm the Lease as amended hereby. The Lease, as amended herein, constitutes the entire agreement between the parties hereto and no further modification of the Lease shall be binding unless evidenced by an agreement in writing signed by Landlord and Tenant.

12.           Brokerage. Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent in connection with the negotiation or execution of this Amendment other than CAPSTAR Commercial Real Estate (“Capstar”) and EJ Stewart Company (“EJ Stewart”). Landlord shall be responsible for payment of commission due to Capstar and EJ Stewart in accordance with the terms of separate agreements with Landlord to such effect. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party in respect of this Amendment.

13.           Severability. If any term or provision of this Amendment, or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Amendment, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Each provision of this Amendment shall be valid and shall be enforceable to the extent permitted by law.

14.           Interpretation. Landlord and Tenant agree that each party and its legal counsel has reviewed or had the opportunity to review this Amendment and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in any construction or interpretation of this Amendment.

15.           Ratification. Landlord and Tenant hereby ratify and affirm the Lease and agree that the Lease is and shall remain in full force and effect, except as expressly amended hereby.

16.           Counterparts. This Amendment may be executed in any number of identical counterparts each of which shall be deemed to be an original and all, when taken together, shall constitute one and the same instrument.

17.           Successors and Assigns. The covenants, conditions and provisions and agreements contained in this Amendment shall bind Tenant, its successors and assigns and inure to the benefit of Landlord and its successors and assigns.

18.           Tenant’s Authority. If Tenant signs as a corporation, partnership, trust or other legal entity each of the persons executing this Amendment on behalf of Tenant represents and warrants that Tenant has been and is qualified to do business in the State or Texas, that the entity has full right and authority to enter into this Amendment, and that all persons signing on behalf of the entity were authorized to do so by appropriate actions.

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IN WITNESS WHEREOF, this Amendment is hereby executed as of the Effective Date.

LANDLORD:

MUSREF 13727 NOEL LP

By:	MUSEREF GP 13727 Noel LLC,
its general partner

	By:	Metzler Management, Inc.,
its manager

		By:	/s/ Lola Fontana
Lola Fontana,
Treasurer

Dated: February 3, 2010

TENANT:

EQUITYMETRIX, LLC
a Texas limited liability company

By:	/s/ F. Del Agnew
F. Del Agnew,
Managing Member

Dated: January 19, 2010

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SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this "Agreement") is made and entered into as of July 2, 2013, by and between MUSREF 13727 NOEL, L.P., a Washington limited partnership ("Landlord"), and EQUITYMETRIX, LLC, a Texas limited liability company ("Tenant").

RECITALS:

A.           Landlord and Tenant are parties to that certain Lease dated April 14, 2009 (as the same may have been heretofore amended, the "Lease"), pertaining to certain space described in the Lease (the "Demised Premises"). The Demised Premises are located in an office building commonly known as Galleria North Tower II, located at 13727 Noel Road, in Dallas County, Texas (the "Building").

B.           Landlord and Tenant now desire to amend certain terms of the Lease. Capitalized terms used but not defined herein shall have the meaning given to them in the Lease.

AGREEMENT:

NOW, THEREFORE, for and in consideration of the matters set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Temporary Premises.

a.           Commencing on the Temporary Rent Commencement Date (as defined in Paragraph 3 below), the Premises shall be automatically expanded to include three (3) offices and a conference roam located in the Southwest corner within Suite 350 located on the third (3rd) floor as shown on Exhibit A attached hereto and made a part hereof (the "Temporary Premises"). The Net Rentable Area of the Temporary Premises shall be determined by Landlord and confirmed in this Amendment and shown on Exhibit A. The Temporary Premises shall be added to and become part of the Premises for all purposes of the Lease without any further action on behalf of Landlord or Tenant and shall be subject to all of the terms and conditions of the Lease applicable to the Premises, subject to the modifications contained in this Amendment. For purposes of this Amendment, the term "Existing Premises" shall mean the Premises excluding the Temporary Premises.

b.           Notwithstanding anything to the contrary set forth in this Amendment; if the Temporary Rent Commencement Date is delayed for any reason (including without limitation, the failure by any current tenant or occupant of any portion of the Temporary Premises to vacate any portion of the Temporary Premises), Landlord shall not be liable or responsible for any claims, damages of liabilities in connection therewith or by reason thereof, nor shall such delay constitute a default by Landlord under the Lease.

c.           Notwithstanding the foregoing, the Annual Rent, Rent Adjustment, Electrical Charge and Tenant's Proportionate Share of any excess Expenses, Taxes and Insurance Costs shall not commence to be payable until the Temporary Rent Commencement Date.

2.          Lease Term for Temporary Premises. The lease term for the Temporary Premises

(the "Initial Temporary Lease Term") shall commence upon the earlier to occur of the following dates: (i) occupancy of the Temporary Premises, or (ii) July 1, 2013 (the "Temporary Rent Commencement Date") and shall end on December 31, 2013 ("Initial Temporary Lease Term Expiration").

3.          Base Rental.

a.           Commencing on the Temporary Rent Commencement Date, the Annual Rent, Rent Adjustment, Electrical Charge and Tenant's Proportionate Share of any excess Expenses, Taxes and Insurance Costs as to the Temporary Premises only (which amounts shall be in addition to and not in lieu of the Annual Rent, Rent Adjustment, Electrical Charge and Tenant's Proportionate Share of any excess Expenses, Taxes and Insurance Costs payable as to the Existing Premises) shall be determined in accordance with the provisions of this Paragraph 3. The Annual Rent, Rent Adjustment, Electrical Charge and Tenant's Proportionate Share of any excess Expenses, Taxes and Insurance Costs as to the Temporary Premises shall be payable in accordance with the timing and procedures applicable thereto pursuant to Article 3 of the Lease.

b.           During the Initial Temporary Lease Term, with respect to the Temporary Premises only, Tenant shall pay an annual amount (prorated based on the number of months in the Initial Temporary Lease Term) equal to the (i) Annual Rent Rate for the applicable period identified below, multiplied by (ii) the number of square feet of Net Rentable Area comprising the Expansion Premises:

Period	Annual Rent Per Square Foot
Months 1 through 6	$25.00 Full Service

Upon the expiration of the Initial Temporary Lease Term, the lease term for the Temporary Premise shall continue thereafter on a month-to-month basis ("Month-to-Month Term") which basis shall be terminated upon 30 days' notice by either party ("Termination Date"). During the Month-to-Month Term, Tenant shall pay monthly rent to Landlord, with respect to the Temporary Premises only, as follows:

(1)	If, on or before December 31, 2013, Tenant and Landlord have fully-executed an amendment to the Lease regarding the expansion and extension of Tenant's lease of Suite 750 in the Building ("Suite 750 Amendment"), then the monthly rent shall be calculated on the basis of an Annual Rent equal to Twenty-Five and No/Dollars ($25.00) per rentable square foot of the Temporary Premises.

(2)	If Tenant and Landlord have not fully-executed the Suite 750 Amendment but are then diligently negotiating the same, the monthly rent for the month of January 2014 shalt be calculated on the basis of an Annual Rent equal to Twenty-Five and No/Dollars ($25.00) per rentable square foot of the Temporary Premises;

(3)	If Tenant and Landlord have not fully-executed the Suite 750 Amendment and are not then diligently negotiating the same, the monthly rent for the month of January 2014 shall be calculated on the basis of an Annual Rent equal to Thirty-Seven and 50/Dollars ($37.50) per rentable square foot of the Temporary Premises;

(4)	Notwithstanding anything to the contrary, if Tenant and Landlord have not fully-executed the Suite 750 Amendment by February I, 2014, the monthly rent for all months beginning February 1, 2014 and continuing on thereafter shall be calculated on the basis of an Annual Rent equal to Thirty-Seven Dollars and 50/Dollars ($37.50) per rentable square foot of the Temporary Premises.

4.          Condition of Temporary Premises. Tenant has made a complete examination and inspection of the Temporary Premises and accepts the same in its current, AS-IS condition, without recourse to Landlord, and Landlord shall have no obligation to complete any improvements to the Temporary Premises.

5.          Relocation. Upon thirty (30) days advance notice to Tenant, Landlord may, at Landlord's expense, relocate Tenant within the Building to space which is comparable in size, utility and condition to the Premises.

6.          Full Force and Effect.   Tenant hereby certifies to Landlord that (a) the Lease, as modified by this Agreement, is in full force and effect, (b) to the best of Tenant's knowledge, no default, or event which with the giving of notice or the passage of time or both would constitute a default, has occurred under the Lease which is continuing on the date hereof, (c) the execution and delivery of this Agreement do not contravene, result in a breach of or constitute a default under any agreement to which Tenant is a party or by which Tenant or any of its properties may be bound (nor would such execution and delivery constitute such a default with the giving of notice or the passage of time or both) and do not violate or contravene any law, order, decree, rule or regulation to which Tenant is subject and (d) the execution and delivery of, and performance under this Agreement are within Tenant's power and authority without the joinder or consent of any other party except those made a party to this Agreement and have been duly authorized by all requisite action and arc not in contravention of law or the powers of Tenant.

7.          Brokerage. With respect to exclusively representing Tenant, Citadel Partners, LLC. would be paid a commission pursuant to a separate commission agreement.

8.          Terms.  Except as amended by this Agreement, the terms and provisions of the Lease shall remain unchanged and shall remain in full force and effect.

9.          Counterparts. This Agreement may be executed by facsimile signatures and in several counterparts, and by the parties hereto in separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original agreement, and all such separate counterparts shall constitute but one and the same agreement.

10.         Inconsistency. In the event of an inconsistency between this Agreement and the terms of the Lease, this Agreement shall govern.

11.         Successor and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, executors, administrators, representatives, successors and assigns.

12.         Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties with respect to the matters specifically addressed herein and supersedes all prior agreements, consents and understanding with respect to such subject matter.

(Remainder Intentionally Left Blank)

IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

"LANDLORD"

MUSREF 13727 NOEL LP,
a Washington limited partnership

By:	MUSREF GP 13727 Noel LLC,
its general partner

	By:	Metzler Management, Inc.,
its manager

		By:	/s/ Steven A Francficana
Name (print): Steven A Francficana
Title: Vice President

“TENANT"

EQUITYMETRIX, LLC,
a Texas limited liability company

By:	/s/ Thomas J. Agnew
Name (print):	Thomas J. Agnew
Title:	CEO

SUITE 300
AVIALABLE
15,755 USF
18,591 RSF
SUITE 350
AVIALABLE
5,539 RSF
6,536 RSF
840 USF
991 RSF
399 USF
471 RSF
LEVEL 3

THIRD AMENDMENT TO LEASE

This THIRD AMENDMENT TO LEASE (this “Third Amendment”) is made and entered into to be effective as of February 25 , 2014 (the “Effective Date”), by and between MUSREF 13727 NOEL, L.P., a Washington limited partnership (“Landlord”), and EQUITYMETRIX, LLC, a Delaware limited liability company (“Tenant”).

RECITALS:

A.           Landlord and EquityMetrix, LLC, a Texas limited liability company (“Original Tenant”) entered into that certain Lease dated as of April 14, 2009, regarding certain leased space presently comprising 5,653 square feet of Net Rentable Area (the “Existing Premises”) on the seventh (7th) floor of that certain office building commonly known as Galleria North Tower 11, located at 13727 Noel Road, in Dallas County, Texas 75240 (the “Building”). Such Lease, as amended by that certain First Amendment to Lease (the “First Amendment”) dated February 3, 2010, and by that certain Second Amendment to Lease (the “Second Amendment”) dated July 2, 2013, shall be referred to hereinafter as the “Lease.”

B.           Tenant is the successor by merger to Original Tenant, as evidenced by that certain Certificate of Merger dated November 18, 2013.

C.           Pursuant to the Lease, the Initial Term is scheduled to expire on October 31, 2014.

D.           Landlord and Tenant desire to amend the Lease by relocating and increasing the size of the Existing Premises, extending the Initial Term of the Lease and amending certain other provisions of the Lease, all as more particularly set forth below.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Defined Terms. Unless otherwise defined herein, capitalized terms have the meanings assigned in the Lease.

2.          Extension of the Initial Term. Subject to the terms of this Third Amendment, the Initial Term is renewed and extended for a period commencing on the Relocation Commencement Date (as hereinafter defined) and expiring on the date that is one hundred two (102) full calendar months thereafter (the “Extended Term”). Except as otherwise provided in this Third Amendment, the Extended Term will be upon the same terms and conditions set forth in the Lease. References in the Lease to the 'Initial Term” will include the Extended Term (as defined in this Section 2).

3.          Relocation of the Existing Premises; Improvements to the Relocation Premises.

(a)        For the period of time between the Effective Date and the Relocation Commencement Date, Tenant shall continue to occupy the Existing Premises in accordance with the terms and conditions set forth in the Lease, as modified by this Third Amendment.

Third Amendment to Lease	1

(b)          Notwithstanding the construction and completion of any previous tenant improvements, or Landlord's provision of any prior tenant improvement allowances, Landlord and Tenant agree that Landlord, as soon as practicable following the Effective Date, shall construct certain alterations and physical additions in and to certain space located on the tenth (10th) floor of the Building, comprising approximately 15,072 square feet of Net Rentable Area and depicted on Exhibit A to this Third Amendment (the “Relocation Premises”), pursuant to the terms, conditions and provisions set forth in the “Work Letter” attached hereto as Exhibit B. Notwithstanding the foregoing reference to the Relocation Premises comprising approximately 15,000 square feet of Net Rentable Area, and notwithstanding anything to the contrary in this Third Amendment, the parties acknowledge and agree that (i) the actual number of square feet of Net Rentable Area contained in the Relocation Premises shall be determined as set forth in the final Drawings approved by the parties in accordance with paragraph 1 of the Work Letter; and (ii) following the determination of the actual number of square feet of Net Rentable Area contained in the Relocation Premises, as set forth in the final approved Drawings (the “Actual Net Rentable Area”), if the Actual Net Rentable Area is any number other than 15,000 square feet, then (A) all of the items addressed in this Third Amendment that are based on the number of square feet of Net Rentable Area contained in the Relocation Premises (including without limitation the Annual Rent and the Tenants Proportionate Share in Section 4 below, the number of available Parking Permits in Section 12 below, and the amounts of the test fit allowance in paragraph 1 of the Work Letter and the Construction Allowance in paragraph 6 of the Work Letter) shall be revised as necessary to reflect the Actual Net Rentable Area; and (B) the parties shall promptly enter into an amendment to the Lease confirming the Actual Net Rentable Area and the recalculation of such items that are based thereon.

(c)	Effective as of the Relocation Commencement Date, Landlord leases to Tenant, and Tenant leases from Landlord, for the Extended Term, the Relocation Premises. As of the Relocation Commencement Date, (i) the definition of the “Premises” in the Lease, identified herein as the “Existing Premises” for the time period prior to the Relocation Commencement Date, is deleted in its entirety and replaced by the definition of the Relocation Premises set forth in this Third Amendment, arid (ii) the floor plan and the site plan attached respectively as Exhibits A and A-1 to the Lease, and the floor plan of the “Expansion Premises” attached as Exhibit A to the First Amendment, are deleted in their entirety and replaced by Exhibit A to this Third Amendment. Tenant shall vacate and surrender the Existing Premises, in the condition required by Section 26 of the Lease, no later than the Relocation Commencement Date. Effective as of the Relocation Commencement Date, Tenant shall and does hereby waive, release, renounce, and forever quitclaim unto Landlord any and all right, title, interest, equity, and estate that it had, has, or may have, in and to the Existing Premises. As used herein, the “Relocation Commencement Date” shall be the later to occur of (A) the date of Substantial Completion (as such term is defined in the Work Letter) of the Work, as accelerated or extended, as applicable, on a day-for-day basis by the net number of days of Tenant Delay (as such term is defined in the Work Letter) and days of Landlord Delay (as such term is defined in the Work Letter), or (B) June 1, 2014; provided, that Landlord and Tenant each shall use commercially reasonable efforts and diligence to ensure that there will be no delays in the Relocation Commencement Date.

(d)          Notwithstanding anything to the contrary in the Second Amendment, Tenant's Annual Rent for the Temporary Premises situated on the third (3rd) floor of the Building shall be based on a rate per annum of $25.00 full service per square foot of Net Rentable Area contained in the Temporary Premises until the date of Substantial Completion of the Work.

Third Amendment to Lease	2

4.            Rental during the Extended Term.

(a)	Commencing on the Relocation Commencement Date, the Annual Rent, Rent Adjustment, Electrical Charge and Tenant's Proportionate Share of any excess Expenses, Taxes and Insurance Costs as to the Relocation Premises during the Extended Term shall be determined in accordance with the provisions of this Section 4. The Annual Rent, Rent Adjustment, Electrical Charge and Tenant's Proportionate Share of any excess Expenses, Taxes and Insurance Costs as to the Relocation Premises shall be payable in accordance with the timing and procedures applicable thereto pursuant to Article 3 of the Lease.

(b)          With respect to the Relocation Premises, during the Extended Term Tenant shall pay as the Annual Rent an amount equal to the (i) Annual Rent Rate for the applicable period identified below, multiplied by (ii) the number of square feet of Net Rentable Area comprising the Relocation Premises, and calculated as follows:

Months in Extended Term	Annual Rent

Months 1-6	$29,315.04 per month, based on d rate per annum of $23.34 per square foot of Net Rentable Area.

Months 7-18	$27,318.00 per month, based on a rate per annum of $21.75 per square foot of Net Rentable Area.

Months 19-30	$27,946.00 per month, based on a rate per annum of $22.25 per square foot of Net Rentable Area.

Months 31-42	$28,574.00 per month, based on a rate per annum of $22.75 per square foot of Net Rentable Area.

Months 43-54	$29,202.00 per month, based on a rate per annum of $23.25 per square foot of Net Rentable Area.

Months 55-66	$29,830.00 per month, based on a rate per annum of $23.75 per square foot of Net Rentable Area.

Months 67-78	$30,458.00 per month, based on a rate per annum of $24.25 per square foot of Net Rentable Area.

Months 79-90	$31,086.00 per month, based on a rate per annum of $24.75 per square foot of Net Rentable Area.

Months 91-102	$31,714.00 per month, based on a rate per annum of $25.25 per square foot of Net Rentable Area.

Third Amendment to Lease	3

(c)	With respect to the Relocation Premises, commencing on the Relocation Commencement Date, Tenant shall also pay any Rent Adjustments, the Electrical Charge, and Tenant's Proportionate Share of any excess Expenses, Taxes and Insurance Costs in accordance with Articles 3 and 4 of the Lease, subject to the modifications contained in this Third Amendment.

(d)	Notwithstanding anything to the contrary in the Lease Reference Pages and/or in Article 4 of the Lease, as of the Relocation Commencement Date the Base Year (Expenses) and the Base Year (Taxes) each shall be calendar year 2013.

(e)	As of the Relocation Commencement Date, Tenant's Proportionate Share will be 4.925%, which is the percentage obtained by dividing (i) the number of square feet of Net Rentable Area in the Relocation Premises (15,072) by (ii) the number of square feet of Net Rentable Area in the Building (306,052). The rentable square footage of the Building has been agreed to by Tenant and Landlord for all purposes and is not subject to adjustment between the parties. Tenant expressly waives any right to challenge such calculation.

(f)	As a part of the Work to be constructed by Landlord in the Relocation Premises, Landlord shall install an electrical sub-meter, the cost of which has been estimated by the parties to be $7,500.00. Notwithstanding anything to the contrary in Section 4.7 of the Lease, Landlord will pay one-half of the cost of such installation, and the balance shall be applied to the Construction Allowance (as such term is defined in the Work Letter). In addition to the Common Area Electrical Charge payable by Tenant pursuant to Section 4.7(i) of the Lease, Tenant shall pay for the sub-metered electrical costs for the entire Premises in accordance with Section 4.7(ii) of the Lease. For the avoidance of doubt, Tenant acknowledges and agrees that it shall be responsible for the payment of both the Common Area Electrical Charge and the sub-metered electrical costs for the entire Premises during any time period in which Tenant is entitled hereunder or under the Lease to a rental abatement.

(g)	Notwithstanding anything to the contrary in the Lease, including without limitation in Section 4.1.2 thereof, (i) “Expenses” shall not include, and Tenant shall not be responsible to pay for, (A) the cost of fire sprinklers and suppression systems and other life safety systems, (B) Building standard light bulbs, or (C) administrative fees; provided, however, that the foregoing clauses (A) and (B) shall not be construed to absolve Tenant of its responsibility for the payment of repair and maintenance costs relating to such items; and (ii) the management fees included among “Expenses” pursuant to Section 4.1.2 shall be consistent with the amount of such fees paid by owners of comparable buildings in the Far North Dallas submarket.

(h)	Section 4.8 of the Lease is hereby deleted in its entirety, and is replaced for all purposes with the following:

Third Amendment to Lease	4

Notwithstanding any other provision herein to the contrary, Landlord shall not include in Expenses in any calendar year that portion of Controllable Operating Expenses (defined below) which exceeds by more than six percent (6%) the Controllable Operating Expenses included in Operating Expenses for the immediately preceding calendar year; provided, however, the limit on Controllable Operating Expenses set forth herein shall in all events be cumulative and compounding from year to year. For example, if it is determined at the end of the first calendar year during the Term that the Controllable Operating Expenses increased by four percent (4%) in such calendar year, then the cap on Controllable Operating Expenses for the second calendar year shall be eight percent (8%) in lieu of six percent (6%) and if Controllable Operating Expenses in the second calendar year increase again by five percent (5%), the cap on Controllable Operating Expenses for the third calendar year shall be nine percent (9%) in lieu of six percent (6%). As used herein, “Controllable Operating Expenses” shall mean all Expenses, except (1) taxes, assessments, levies, impositions or charges imposed by any governmental authority, (2) all premiums for insurance coverage, including, without limitation, casualty, liability and worker's compensation premiums, (3) utilities, (4) any costs of complying with applicable laws and regulations that become effective after the Effective Date and any costs resulting from changes that become effective after the Effective Date in the application or official interpretation of or amendments or modifications to or extensions of, or newly adopted, applicable laws and regulations (including, without limitation, applicable laws and regulations affecting, relating to or providing for “minimum wage” increases or changes in worker's compensation and/or state employment insurance requirements), (5) any cost incurred to reduce any of the foregoing, (6) any costs which result from casualty or condemnation, (7) Permitted Capital Improvement Costs (as hereinafter defined) incurred in such year, and (8) any and all other operating expenses that are not within the reasonable control of Landlord. For purposes of this Section 4.8, “Permitted Capital Improvement Costs” for any given calendar year shall mean the amortized cost (as Landlord shall reasonably determine) of any capital improvements or repairs that are made to the Building by Landlord, either during such year or in previous years (but attributable to such calendar year) that are directly attributable to reduction in Operating Expenses (either Controllable Operating Expenses or non-Controllable Operating Expenses).

5.          Additional Security Deposit. Upon execution of this Third Amendment, Tenant shall deliver to Landlord a check in the amount of $16,941.44, to be held by Landlord as additional Security Deposit under Section 5 of the Lease.

6.          Late Fees. Notwithstanding anything to the contrary in Section 3.2 of the Lease, Landlord agrees that, should Tenant fail on more than one (1) occasion during any calendar year to deliver any payment of rent or other sum payable under the Lease within five (5) days after the same is due, then for any subsequent payment of rent or other sum payable under the Lease during such calendar year that is not paid within five (5) days after the same is due, a late charge shall be imposed in an amount equal to five percent (5%) of such unpaid rent or other sum.

7.          Holding Over. Notwithstanding anything to the contrary in Section 14 of the Lease, the “Holdover Rate” shall be equal to one hundred fifty percent (150%) of the amount of the Annual Rent for the last period prior to the date of such termination.

8.          Right of First Offer. Effective as of the Effective Date, Tenant shall have a right of first offer as described in, and subject to the terms and conditions of, Exhibit C attached hereto.

Third Amendment to Lease	5

9.           No Further Options to Renew. Section 31 of the Lease is hereby deleted in its entirety, and Tenant acknowledges that, from and after the Effective Date, Tenant shall have no further options to renew or extend the Term.

10.          Assignment/Subletting. The final sentence of Section 9.1 of the Lease is hereby deleted in its entirety, and is replaced for all purposes with the following:

In the event Tenant desires to sublet, or permit such occupancy of, the Premises, or any portion thereof, or assign this Lease, Tenant shall give written notice thereof to Landlord at least sixty (60) days but no more than one hundred eighty (180) days prior to the proposed commencement date of such subletting or assignment, which notice shall set forth the name of the proposed subtenant or assignee, the relevant terms of any sublease or assignment and copies of financial reports and other relevant financial information of the proposed subtenant or assignee.

11.         Relocation. Landlord agrees that, from and after the Relocation Commencement Date, the relocation provisions of Section 29 of the Lease shall be inapplicable at any time in which the Premises leased by Tenant in the Building (exclusive of any Temporary Premises) comprise at least 15,072 square feet of Net Rentable Area.

12.         Parking.

(a)          Notwithstanding anything to the contrary in the Lease Reference Pages and/or in Article 30 of the Lease, but subject to the following provisions of this Section 12, Tenant agrees to lease from Landlord and Landlord agrees to lease to Tenant a number of Parking Permits determined by the ratio of four (4) parking spaces in the Parking Facility for every 1,000 square feet of Net Rentable Area (exclusive of any Temporary Premises) leased by Tenant in the Building.

(b)          Tenant shall pay the current parking rate (as of the Effective Date) for all unreserved garage parking spaces made available to Tenant hereunder in connection with its lease of (i) the Existing Premises, for the time period between the Effective Date and the Relocation Commencement Date, and (ii) 5,653 square feet of Net Rentable Area contained in the Relocation Premises, for the time period between the Relocation Commencement Date and October 31, 2014. Tenant shall pay no charge (i.e., $0.00) for all unreserved garage parking spaces made available to Tenant hereunder in connection with its lease of (A) 9,347 square feet of Net Rentable Area contained in the Relocation Premises, for the time period between the Relocation Commencement Date and October 31, 2014, and (ii) the entire Relocation Premises, for the balance of the Term from and after November 1, 2014.

(c)          The parking ratio of four (4) parking spaces in the Parking Facility for every 1,000 square feet of Net Rentable Area (exclusive of any Temporary Premises) leased by Tenant in the Building, as set forth in subparagraph (a) above, shall also be applicable up to an additional 5,842 square feet of Net Rentable Area (exclusive of any Temporary Premises) leased by Tenant in the Building via future expansion, including without limitation by Tenant's exercise of the Right of First Offer in accordance with the terms of Exhibit C attached hereto; provided, however, that the applicable parking ratio for any space in the Building leased by Tenant in excess of a total of 25,127 square feet of Net Rentable Area shall be 3.71 parking spaces in the Parking Facility for every 1,000 square feet of Net Rentable Area leased by Tenant.

Third Amendment to Lease	6

(d)          In addition to the number of Parking Permits determined in accordance with the foregoing provisions of this Section 12, during the Extended Term Tenant shall have the right to take and pay for additional parking spaces on a month-to-month basis, at a charge of $25.00 per space per month plus applicable taxes, upon at least thirty (30) days' prior written notice to Landlord stating the number of additional Parking Permits that Tenant would like to take on such terms; provided, that the foregoing right of Tenant to take and pay for additional parking spaces on a month-to-month basis is conditioned upon, and is expressly limited by, the availability of additional parking spaces then available in the Parking Facility at the time of Tenant's written notice. Notwithstanding the foregoing, Landlord' shall have the right to rescind any or all such month-to-month additional parking spaces upon at least thirty (30) days' advance written notice to Tenant.

(e)          Subject to availability, there is limited “reserved” garage parking available in the Parking Facility from time to time, at the current rental rate of $50.00 per space per month plus applicable taxes. If available, Tenant may substitute up to six (6) reserved parking spaces for the like number of non-reserved parking spaces allocated to Tenant, provided Tenant pays the difference between the reserved and non-reserved parking rates. Notwithstanding the foregoing, the charges for reserved parking spaces shall be abated for the first twelve (12) months of the Extended Term.

13.         Visitor Parking. Landlord acknowledges that Tenant's visitors and invitees may park, on a non-exclusive, as-available basis, in the surface parking area on the east side of the Building or in the Parking Facility, subject to the provisions of Article 30 of the Lease.

14.         Landlord's Default. Landlord shall be in default under the Lease if and only if Landlord fails to perform any of its obligations thereunder and said failure continues for a period of thirty (30) days after Tenant delivers written notice thereof to Landlord and to each mortgagee whose name and address has been provided to Tenant, provided that if such failure cannot reasonably be cured within said thirty (30) day period, Landlord shall not be in default if Landlord commences curative action within such thirty (30) day period, and thereafter diligently and continuously pursues the curative action to completion. In no event shall (a) Tenant claim a constructive or actual eviction or that the Premises have become unsuitable, or (b) a constructive or actual eviction or breach of the implied warranty of suitability be deemed to have occurred under the Lease, prior to the expiration of the notice and cure periods provided hereunder. Any notice of a failure to perform by Landlord not sent to Landlord at all addresses and/or to the attention of all parties required hereunder and to each mortgagee who is entitled to notice or not sent in compliance with Article 27 of the Lease shall be of no force or effect.

15.         Signage. Should Landlord elect to change the format of existing signs or lettering, and thereby requires that previously-approved signs be altered, Landlord shall be responsible for the payment of all reasonable costs related to such alterations. At no time during the Term shall Tenant be required to pay any charge for Tenant's directory listing at the Building.

16.         Non-Disturbance. If at any time during the Term, Tenant's leased space in the Building grows via future expansion (including without limitation by Tenant's exercise of the Right of First Offer in accordance with the terms of Exhibit C attached hereto) such that Tenant occupies at least 25,127 Rentable Square Feet within the Building Landlord shall provide Tenant with a written subordination, non-disturbance and attornment agreement with respect to each mortgage or lien then affecting the Premises or the Building, signed by the holder of such mortgage or lien, prepared on such holder's then-current form (provided the same is reasonably acceptable to Landlord and Tenant), providing that (a) the Lease and Tenant's rights of occupancy thereunder shall not be disturbed in the event of any foreclosure of such mortgage or lien, and (b) Tenant shall not be joined in any foreclosure proceeding by such holder so long as Tenant is not then in default under the Lease beyond any applicable notice and cure period.

Third Amendment to Lease	7

17.         No Press Release. Neither Landlord nor Tenant shall issue any press release or otherwise make known to the media the terms of the leasing arrangement between Landlord and Tenant embodied in the Lease, as the same is amended hereby, without the consent of the other party. The consent by a party to any such disclosure shall not be deemed to be a waiver on the part of such party of any prohibition against any future disclosure. Notwithstanding the foregoing, however, either party may disclose the terms of the leasing arrangement between Landlord and Tenant (a) to their respective affiliates; (b) in the case of Landlord, to any current and/or prospective lenders, purchasers or investors; and (c) in the case of Tenant, to any prospective subtenants and assignees for the sole purpose of evaluating a potential sublease or assignment; provided, however, that any of the foregoing parties to whom disclosure is made shall agree to abide by the terms of this Section 17. In addition to the foregoing, neither Landlord nor Tenant shall be deemed to have violated the foregoing confidentiality covenant if such party discloses any of the terms of the leasing arrangement between Landlord and Tenant (i) to such patty's affiliates, officers, directors, employees, attorneys, appraisers, accountants and other third parties engaged by such party with a need to know such terms, provided such party informs such recipients of this confidentiality provision; (ii) in connection with any litigation or other dispute resolution proceeding between Landlord and Tenant pertaining to this Lease; or (iii) if required by applicable law, court order or governmental process.

18.         Condition of the Existing Premises. Tenant acknowledges and agrees that (a) Tenant is in sole possession of the Existing Premises as of the Effective Date, (b) Landlord has no obligation to make any alterations or improvements to the Existing Premises, or to the Relocation Premises other than as expressly set forth in Exhibit B; and (c) as of the Effective Date, (i) Landlord is not in default under any of the terms, conditions, or covenants of the Lease and there has occurred no event nor does there exist any condition or circumstance which, with the giving of notice or passage of time, or both, would constitute a default of either Landlord or Tenant under the Lease, and (ii) Tenant has no defenses, offsets, or credits against the payment of rent or any other sums due or to become due under the Lease or against the performance of any other of Tenant's obligations under the Lease. Notwithstanding any provision of the lease to the contrary, Landlord makes no warranty of any kind, express or implied, with respect to the Existing Premises or the Relocation Premises (without limitation, Landlord makes no warranty as to the habitability, fitness or suitability of the Existing Premises or the Relocation Premises for a particular purpose nor as to the absence of any toxic or otherwise hazardous substances). Any implied warranties are expressly disclaimed and excluded.

19.         Brokerage. Tenant represents and warrants that it has not dealt with any broker in connection with the negotiation or execution of this Third Amendment except for Citadel Partners, LLC, (“Tenant's Broker”). Landlord will pay all commissions due Tenant's Broker pursuant to a separate written agreement. Tenant agrees to indemnify, defend, and hold Landlord harmless from all costs (including attorneys' fees) and other liabilities arising from any claims made by any broker other than Tenant's Broker claiming under Tenant.

20.         Audit Rights. The parties acknowledge that Tenant shall retain the right to audit the annual determination of Expenses, Taxes and Insurance Costs in accordance with the provisions of Section 4.3 of the Lease.

Third Amendment to Lease	8

21.	Miscellaneous.

(a)	Except as expressly amended hereby, all other items and provisions of the Lease remain unchanged and continue to be in full force and effect. The terms of this Third Amendment will control over any conflicts between it and the terms of the Lease and any exhibits hereto or thereto.

(b)	This Third Amendment may be executed in multiple counterparts, and each counterpart when fully executed and delivered will constitute an original instrument, and all such multiple counterparts will constitute but one and the same instrument.

(c)	This Third Amendment will be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

(d)	The submission of this Third Amendment to Tenant must not be construed as an offer, nor shall Tenant have any rights under this Third Amendment unless Landlord executes a copy of this Third Amendment and delivers it to Tenant.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

SIGNATURE PAGES FOLLOW.]

Third Amendment to Lease	9

IN WITNESS WHEREOF, the parties have executed this Third Amendment on the date(s) set forth below to be effective as of the Effective Date,

LANDLORD:

MUSREF 13727 NOEL LP,

a Washington limited partnership

By:	MUSREF GP 13727 Noel LLC,

its general partner

By:	Metzler Management, Inc.,
its manager

By:	/s/ Steven A. Franceschina
Steven A. Franceschina,
Vice President

Date signed: February 25, 2014

Third Amendment to Lease

Landlord’s Signature Page

TENANT:

EQUITYMETRIX, LLC,
a Delaware limited liability company

By:	/s/ Thomas J. Agnew
Name (print):	Thomas J. Agnew
Title:	CEO

Date signed: February 19, 2014

Third Amendment to Lease

Tenant’s Signature Page

EXHIBIT A

DEPICTION OF RELOCATION PREMISES

[See Attached]

Third Amendment to Lease

Exhibit A

Third Amendment to Lease

Exhibit A

EXHIBIT B

WORK LETTER

“As-ls”. Tenant shall take the Relocation Premises in its “as-is” condition except for certain leasehold improvements comprising the Work (as hereinafter defined) to the Relocation Premises, which shall be completed in accordance with the terms of this Exhibit B.

Plans and Specifications.

1.          Drawings. Tenant shall cause its space planner and engineering firm to prepare all plans, mechanical, electrical and plumbing drawings and specifications (the “Drawings”) necessary to construct the improvements of the Relocation Premises (the “Work”). Tenant shall be responsible for the cost of the Drawings, which shall be paid out of the Construction Allowance (hereinafter defined). If Landlord approves such response, or any changes requested thereunder, then Tenant shall promptly revise the Drawings and resubmit the same to Landlord. Approval by Landlord of the Drawings does not constitute a representation or warranty of Landlord that the Drawings are adequate for any use, purpose, or conditions, or that the Drawings comply with any applicable law or code, but shall merely be the consent of Landlord to the performance of the Work. In addition to the foregoing, Tenant acknowledges and agrees that Landlord's approval of the Drawings is without prejudice to any of Landlords rights and/or Tenant's obligations as set forth in the Lease, including without limitation Sections 13.3 and 13.4 thereof. Separate from the Construction Allowance, Landlord shall provide an additional allowance (calculated on the basis of $0.10 per square foot of Net Rentable Area contained in the Relocation Premises) for the purpose of performing a test fit.

2.          Chances. After approval of the Drawings, Landlord and Tenant shall initial the Drawings. Tenant may from time to time make changes to the Drawings by delivering written notice to Landlord, specifying in detail the requested change. If Tenant requests any changes to any submitted Drawings and, if Landlord approves such requested changes, then (a) before any such change will be made, Tenant shall pay, out of the Construction Allowance, the difference between (i) all additional costs in designing and constructing the Work as a result of any such changes and (ii) any reductions in costs in designing and constructing the Work realized in connection with other change orders, and (b) all delays in designing and constructing the Work caused by such changes shall constitute a Tenant Delay.

3.          Construction of the Work. Landlord will request bids from three (3) qualified general contractors mutually acceptable to Landlord and Tenant and furnish written price estimates to Tenant. Upon receipt, Tenant shall promptly review such estimates and complete negotiations with Landlord for any changes or adjustments thereto. Within five (5) business days after such receipt, Tenant shall return the estimates with written approval to Landlord. If Tenant fails to give its approval within such five (5) business day period, the lowest competent estimates will be deemed approved by Tenant. The Work shall be performed using Building standard materials unless otherwise stated in the Drawings. The general contractor shall be responsible for obtaining any permits, licenses and governmental approvals required for the construction of the Work, and for ensuring that all of the Work is performed in compliance with current building codes and requirements, including (as and to the extent applicable) the Americans with Disabilities Act (ADA), the International Energy Conservation Code (IECC), the Texas Asbestos Health Protection Rules (TAHPR) and the National Emissions Standards for Hazardous Air Pollutants (NESHAP). Landlord and Tenant agree to work together, cooperatively and in a reasonable, good faith manner, to cause the construction of the Work to proceed in accordance with the construction schedule attached hereto as Exhibit B-1. Tenant shall be responsible for obtaining any required certificate of occupancy and the non-availability of the same for reasons related directly or indirectly to or arising from Tenant's use or proposed use or occupancy of the Relocation Premises shall not delay Substantial Completion (defined below) or the Relocation Commencement Date. It shall be a matter for Tenant to satisfy itself that the Work is in compliance with applicable laws. LANDLORD ASSUMES NO LIABILITY FOR SPECIAL, CONSEQUENTIAL, OR INCIDENTAL DAMAGES OF ANY KIND WHATSOEVER IN CONNECTION WITH THE DESIGN OR CONSTRUCTION OF THE WORK AND THE OBTAINING OF PERMITS. LICENSES AND APPROVALS, AND MAKES NO REPRESENTATIONS, WARRANTIES, OR GUARANTIES REGARDING THE SAME, EXPRESSED OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, COMPLIANCE WITH APPLICABLE LAWS, FITNESS FOR A PARTICULAR PURPOSE, OR HABITABILITY AND ALL IMPLIED WARRANTIES WITH RESPECT THERETO, INCLUDING BUT NOT LIMITED TO THOSE OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY NEGATED AND WAIVED.

Third Amendment to Lease

Exhibit B

4.          Definitions.

(a)          “Tenant Delay” shall mean any delay which is the result of (i) Tenant's failure to agree to plans and specifications and/or construction cost estimates or bids; (ii) Tenant's request for materials, finishes or installations other than Landlords standard except those, if any, that Landlord shall have expressly agreed to furnish without extension of time agreed by Landlord; (iii) Tenant's change in any plans or specifications; and/or (iv) performance or completion by a party employed by Tenant. If any delay in any of the dates reflected in the construction schedule attached hereto as Exhibit B-1 is the result of a Tenant Delay, and such delay results in a delay in the projected date of Substantial Completion of the Work as reflected in such construction schedule, then the Relocation Commencement Date and the payment of rent under this Lease shall be accelerated on a day-for-day basis by the number of days of such Tenant Delay.

(b)          “Landlord Delay” shall mean any delay which is the result of (i) Landlords failure to respond in a timely manner with respect to any matters that are the subject of Landlords approval as set forth in this Exhibit; and/or (ii) performance or completion by a party employed by Landlord. If any delay in any of the dates reflected in the construction schedule attached hereto as Exhibit B-1 is the result of a Landlord Delay, and such delay results in a delay in the projected date of Substantial Completion of the Work as reflected in such construction schedule, then the Relocation Commencement Date and the payment of rent under this Lease by Tenant shall be extended on a day-for-day basis by the number of days of such Landlord Delay.

(c)          “Substantial Completion” shall occur when each of the following conditions is satisfied: (i) the Work is substantially completed in accordance with the Drawings as certified by Tenant's space planner; (ii) the Relocation Premises may be occupied; and (iii) Landlord has tendered to Tenant physical possession thereof. Substantial Completion shall have occurred even though minor details of construction and mechanical adjustments remain to be completed by Landlord. Tenant shall prepare and deliver to Landlord a punch list of incomplete items within ten (10) days after Substantial Completion, and Landlord shall use all reasonable efforts to complete such items within thirty (30) days thereafter, except as to such items that, by their nature, will take a longer period to complete as set forth in the punch list. Landlord shall not be obligated to engage overtime labor in order to complete such items.

Third Amendment to Lease

Exhibit B

5.          Construction Costs. Subject to the provisions of this Exhibit B pertaining to the Construction Allowance, Tenant shall bear the entire cost of performing the Work (all of which costs are herein collectively called the “Total Construction Costs”), including without limitation the costs of (a) Tenant's relocation and cabling expenses, (b) design of the Work, (c) costs of preparation of the Drawings (including any costs related thereto and incurred by Landlord prior to the Effective Date of this Third Amendment), (d) costs of construction labor and materials, (f) costs of consulting, surveying and permitting fees, (g) architectural and engineering fees, Tenant shall in any event be responsible for the payment to Landlord of any amounts by which Total Construction Costs exceed the Construction Allowance, in accordance with the following provisions of this Exhibit B. Landlord will provide Tenant with a reasonably detailed itemization of the Total Construction Costs. Prior to commencement of the Work, if applicable, Tenant shall pay to Landlord, within thirty (30) days after receipt of an invoice or invoices therefor, an amount equal to the estimated Total Construction Costs less the Construction Allowance. Prior to Substantial Completion, if applicable, Tenant shall pay to Landlord within thirty (30) days after receipt of an invoice or invoices therefor, an amount equal to the Total Construction Costs (as adjusted for any approved changes to the Work), less (i) the amount of any payments already made by Tenant, (ii) the amount of the Construction Allowance, and (iii) the cost reasonably estimated by Landlord For completing all “punch list” items (and, finally, upon completion of the punch list items, Tenant shall pay to Landlord the costs incurred in completing the same). Any late payment of amounts due under this Exhibit B shall bear interest or be subject to a late charge as set forth in Section 3 of the Lease (as amended by Section 6 of this Third Amendment).

6.          Construction Allowance. Landlord shall provide to Tenant a construction allowance (the “Construction Allowance”), calculated on the basis of $35.50 per square foot of Net Rentable Area contained in the Relocation Premises, for the purpose of modification, demolition, construction or refurbishment of the Relocation Premises to accommodate the needs of Tenant. Subject to the terms and conditions set forth in this Exhibit B, (a) Tenant may use the Construction Allowance as a reimbursement for Tenant's bona fide (and verified) expenses for architectural and engineering services, all demolition and construction costs, ceiling improvements (above or below), furniture installation and project management fees (but not including any expenses related to non-permanent fixtures, furniture, or equipment) paid to parties not related to Tenant; and (ii) Tenant (calculated on the basis of $3.00 per square foot of Net Rentable Area contained in the Relocation Premises) of the Construction Allowance for reasonable moving expenses and for costs associated with telephone wiring/computer cabling, subject to submittal of invoices reasonably establishing the amount of such costs. If the Construction Allowance has not been fully disbursed by August 31, 2014, unless caused by the delay of the Landlord, then the remaining balance of the Construction Allowance as of such date shall become the property of Landlord and Tenant shall forever lose any right or claim to such remaining balance. Except as otherwise expressly provided in the last sentence of paragraph 1 above, Landlord shall not in any event be obligated under this Exhibit B for any amount in excess of the Construction Allowance. Additionally, Landlord shall be permitted to offset against the undisbursed Construction Allowance any amounts past due to Landlord by Tenant under the Lease.

7.          Multi-Tenant Corridor Extension. The parties acknowledge and agree that (a) the Relocation Premises comprise less than all of the Net Rentable Area of the tenth (10th) floor of the Building, and that the construction of the leasehold improvements contemplated by this Exhibit B necessitates the addition of a multi-tenant corridor extension on such floor; (b) Tenant shall be responsible for seventy-three percent (73%) of the cost of construction of such multi-tenant corridor extension, with such proportionate share determined by dividing the Net Rentable Area of the Relocation Premises (15,072 square feet as shown in the Drawings) by the Net Rentable Area of the vacant space on the tenth (l 0') floor consisting of (i) the Relocation Premises plus (ii) Suite 1075 (20,563 square feet in the aggregate); and (c) Tenant's portion of such cost shall be charged against the Construction Allowance.

Third Amendment to Lease

Exhibit B

8.          Construction Management Fee. Cassidy Turley, Landlord's designated representative, shall supervise the Work, contract with the general contractor, make disbursements required to be made to the contractor, act as a liaison between the general contractor and Tenant and coordinate the relationship between the Work, the Building, and the Building's systems. In consideration for such construction supervision services, Tenant shall pay to Cassidy Turley a construction management fee equal to three percent (3%) of the Total Construction Costs. Such construction management fee shall be paid by Tenant upon Substantial Completion of the Work and within thirty (30) days after delivery by Landlord of an invoice therefor.

9.          Early Access. Tenant shall be allowed early access beginning thirty (30) days prior to the Relocation Commencement Date for the sole purpose of installation of Tenant's furniture, fixtures and equipment, provided that (i) prior to such early access Tenant shall coordinate its planned installation efforts, and the timing thereof, with Landlord's project manager; (ii) any delay in Substantial Completion arising from such early access by Tenant, its, employees, contractors, invitees, or agents shall constitute a Tenant Delay; (iii) satisfactory evidence of insurance as required by Article 11 of the Lease shall first have been provided to Landlord; and (iv) there shall be harmonious union labor relations between the contractors, subcontractors, suppliers and vendors on-site, and no disruption of the Work arising from Tenant's early occupancy hereunder shall be permitted.

Third Amendment to Lease

Exhibit B

EXHIBIT B-1

CONSTRUCTION SCHEDULE

[See Attached]

Third Amendment to Lease

Exhibit B-1

Third Amendment to Lease

Exhibit B-1

EXHIBIT C

RIGHT OF FIRST OFFER

1.          For the period of time between the Effective Date of this Third Amendment and the end of the thirtieth month thereafter (the “ROFO Period”), Tenant shall have a right of first offer (the “Right of First Offer”) with respect to approximately 5,842 square feet of Net Rentable Area adjacent to the Relocation Premises as shown on Exhibit C-1 attached hereto, if and when such space comes available in the Building during the Term, upon the terms and conditions set forth in this Exhibit C.

2.          If the ROFO Space becomes available at any time during the ROFO Period, Landlord shall notify Tenant (the “First Offer Notice”) of such availability of the ROFO Space. In the First Offer Notice, Landlord shall offer to lease to Tenant all (but not a part or parts) of the ROFO Space then available. The First Offer Notice also shall set forth the rental amount and other terms upon which Landlord is willing to lease the ROFO Space (which, if the First Offer Notice is sent on or before the first anniversary of the Relocation Commencement Date, shall be on all the same terms and conditions of the Lease, except that the Construction Allowance, as such term is defined in the Work Letter attached to this Third Amendment as Exhibit B, shall be prorated). The lease term of the ROFO Space shall be coterminous with the Term of the Lease. If Tenant wishes to exercise its Right of First Offer with respect to the ROFO Space, then within ten (10) business days of the delivery of the First Offer Notice to Tenant (the “First Offer Expiration Date), Tenant shall deliver written notice to Landlord of Tenant's intention to exercise the Right of First Offer with respect to the entire ROFO Space. [f, however, Tenant decides not to exercise the Right of First Offer, either by (a) notifying Landlord in writing on or before the First Offer Expiration Date of Tenant's decision not to exercise the right of first offer, or (b) by failing to deliver to Landlord written notice of acceptance on or before the First Offer Expiration Date, then Landlord shall be free to lease all or any part of the ROFO Space to anyone whom Landlord desires, on material terms substantially similar to the terms set forth in the First Offer Notice; provided, however, that (i) the restriction set forth herein regarding substantially similar material terms shall expire forty five (45) calendar days after the First Offer Expiration Date; and (ii) upon the execution of a lease between Landlord and a new tenant with respect to the ROFO Space, the Right of First Offer shall thereafter be null, void and of no further force or effect with respect to the ROFO Space leased by such new tenant.

3.          Notwithstanding anything to the contrary herein, if Tenant exercises the Right of First Offer at any time during the first twelve (12) months following the Effective Date of this Third Amendment, then Tenant's lease of the ROFO Space designated in the First Offer Notice shall be on the same terms and conditions as those pertaining to the Relocation Space except that the Construction Allowance for the ROFO Space shall be prorated.

4.          In the event Tenant duly exercises the Right of First Offer as set forth in paragraph 2 above, Landlord and Tenant shall, within thirty (30) days thereafter, execute an amendment to the Lease memorializing Tenant's lease of the ROFO Space upon the terms and conditions set forth in the First Offer Notice and this Exhibit C.

5.          For the avoidance of doubt, the parties acknowledge that the Right of First Offer, if not exercised by Tenant in accordance with the provisions of this Exhibit C prior to the end of the ROFO Period, shall be null, void and of no further force or effect as of the first day following the expiration of the ROFO Period.

6.          Tenant acknowledges and agrees that the Right of First Offer set forth herein shall be subject and subordinate to (a) existing tenant leases for the Building as of the Effective Date of this Third Amendment, and (b) any rights of renewal, expansion or extension contained in any such existing tenant leases. In addition, notwithstanding anything in the Lease to the contrary, the Right of First Offer granted herein shall be deemed personal to Tenant and shall not be deemed included with any assignment of Tenant's interest in and to the Lease and the Premises.

Third Amendment to Lease

Exhibit C

EXHIBIT C-1

ROFO SPACE

[See Attached]

Third Amendment to Lease

Exhibit C-1

Third Amendment to Lease

Exhibit C-1